As filed with the Securities and Exchange Commission on December 5, 2025

Registration No. 333-277955

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

Amendment No. 3

REGISTRATION STATEMENT UNDER SECURITIES ACT OF 1933

ORIGIN AGRITECH LIMITED

(Exact name of registrant as specified in its charter)

British Virgin Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Origin Agritech Limited

Origin R&D Center, Shuangbutou Village

Xushuang Road, Songzhuang Town, Tongzhou District

Beijing, China 101119

Tel: (86-10) 8958-6206

Fax: (86-10) 8958-6207

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Mr. Theodore Han

826 238th PL SE, UNIT F

Bothell WA 98021

Phone: 6105074845

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy To:

Andrew D. Hudders, Esq.

Golenbock Eiseman Assor Bell & Peskoe LLP

711 Third Avenue

New York, New York 10017

(212) 907-7300

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to general Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the commission pursuant to Rule 462(e) under the Securities Act, check the following box, ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐
Smaller reporting company ☒		Emerging growth company ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 5, 2025

PROSPECTUS

ORIGIN AGRITECH LIMITED

$30,000,000

Ordinary Shares

Warrants

Units

This prospectus relates to ordinary shares and warrants and units comprised of shares and warrants that we may sell from time to time in one or more offerings up to a total public offering price of $30,000,000 for three years after the effective date of the registration statement of which this prospectus is a part, on terms to be determined at the time of sale. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement for those securities.

Our ordinary shares are listed on the Nasdaq Stock Market, Capital Market, under the symbol “SEED.” On December 4, 2025, the closing price of an ordinary share on Nasdaq was $1.41.

These securities may be sold directly by us, through dealers or agents designated from time to time, to or through underwriters or through a combination of these methods. See “Plan of Distribution” in this prospectus. We may also describe the plan of distribution for any particular offering of these securities in any applicable prospectus supplement. If any underwriters, dealers or agents are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in a prospectus supplement. The net proceeds we expect to receive from any such sale will also be included in a prospectus supplement.

Issues Relating to Operations in the PRC

The public company, Origin Agritech Limited, referred to as Origin Agritech or Origin, in which investors hold shares, is a holding company incorporated in the British Virgin Islands. All of our business activities currently take place in China through various companies below the parent company, Origin Agritech. Part of our operations are conducted in China through variable interest enterprises, or VIEs. The portion of the business that is a VIE is Hainan Aoyu and its subsidiaries. The balance of our operations are conducted through wholly and partly equity owned operations, in or under Origin Biotechnology, which in turn is 100% equity owned by State Harvest Holdings Limited (“State Harvest”). Because of the multi-tier holding company structure, where all the operating companies are in China, an investor in Origin Agritech may never own the equity of these China based companies.

Due to PRC legal restrictions on foreign ownership in certain food development and production and companies that engage in the research and development of genetically modified seed products, and their related businesses, we do not have full equity ownership of those parts of our business. Instead, we rely on contractual arrangements among our PRC subsidiaries and their nominee shareholders to control the portion of the business operations not owned by means of the VIE arrangements. These VIE contractual agreements enable us, we believe, to (i) exercise contractual control over the VIE, (ii) receive the economic benefits of the VIE, and (iii) have an exclusive call option to purchase all or part of the equity interests in the VIE when and to the extent permitted by PRC law. As a result of these contractual arrangements, we consolidate the financial results of the VIE in our financial statements under U.S. GAAP. Investors in our ordinary shares are purchasing an equity interest in a British Virgin Islands holding company, which in turn has equity interests in some of its subsidiaries in China and a contractual arrangements with owners of the VIEs through another entity. Because of this multi-tier and restricted, limited contractual ownership structure, investors in Origin Agritech may never own the equity of these China based operations. For more information about our VIE Structure and operative agreements, (A) See below, at pages (v and vi) of this cover page, page 9 herein “VIE Structure Evaluation,” and page 38 herein “VIE Structure Evaluation,” and (B) see Item 4, subpart C, Organizational structure and Stock Consignment Agreements, to the Annual Report on Form 20-F, as amended, for the fiscal year ended September 30, 2024.

(i)

Our subsidiaries in China and the VIEs that we control face various legal and operational risks and uncertainties related to doing business in China. These entities are subject to complex and evolving PRC laws and regulations as a result. These entities face risks associated with regulatory approvals of offshore offerings, the use of variable interest entities, anti-monopoly regulatory actions, cybersecurity and data privacy, which may impact our overall ability to conduct certain businesses, accept foreign investments, or list on a United States or other foreign exchange. We currently have the following business operational approvals to operate our business: (i) Seed Production and Operation License, held by Xinjiang Originbo Seed Limited; and (ii) for the issuance of securities to foreign investors, we will need to file a report with the CSRC within 3 business days after each issuance. If we do not have the required approvals or fail to complete the required filings, because we could not obtain them, they were cancelled or we inadvertently omitted getting them, generally we would experience a material adverse change in our operations and the value of the ordinary shares of the parent holding company. Additionally, (i) if we produce or sell seed without obtaining the Seed Production and Operation License, we may be ordered to rectify our licensure, our seed and illegal gains may be confiscated, we may be subject to fines of 3,000 RMB to 30,000 RMB if the market value of illegal seeds is less than 10,000 RMB, or be subject to fines of three times to five times of the market value of the seeds if the market value of illegal seeds is more than 10,000 RMB, and our Seed Production and Operation License may be revoked, and (ii) if we fail to file with the CSRC for our issuance of securities, (a) we may be subject to an order of rectification, be subject to warning letters, and subject to fines of 1 million RMB to 10 million RMB, and the responsible person in charge and other responsible person may be subject to warning letters and fines of 500,000 RMB to 5 million RMB, and (b) limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless. Any of these issues may also result in limiting the ability of the Company to maintain the listing of the ordinary shares on a securities exchange in the United States and in other capital markets.

Our corporate structure is subject to risks associated with the contractual arrangements with the VIEs and the parties to those contractual arrangements. Investors in the BVI holding company may never have a direct ownership interest in the part of the business that is conducted by the VIEs. If the PRC government finds that the agreements that establish the structure for operating our business in China do not comply with PRC laws and regulations, or if these regulations or the interpretation of existing regulations change or are interpreted differently in the future, our operating companies in China and the VIEs we control could be subject to severe penalties or be forced to relinquish our interests in those parts of the operations subject to the VIEs. This would result in the VIE being deconsolidated for financial statement purposes. An event that results in the deconsolidation of the VIE would have a material effect on our operations and result in the value of the ordinary shares being diminished or even becoming worthless. Our holding company, our PRC subsidiaries and the VIEs, and investors of our ordinary shares face uncertainty about potential future actions by the PRC government that could affect the enforceability of the contractual arrangements with the VIEs and, consequently, significantly affect the financial performance of the VIEs and our company as a whole.

Because of our operations in the development of genetically modified seeds and involvement in the production of seeds as well as for other reasons, the PRC government may intervene or act to influence our overall operations, or may exert more control over offerings conducted overseas and/or foreign investment in us. Such intervention or influence over the manner in which we operate could result in a material change in our operations or the value of our ordinary shares. Any actions by the PRC government to exert more oversight and control over offerings that are conducted overseas or foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities and our other outstanding securities to significantly decline or be worthless.

(ii)

On July 6, 2021, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severe and Lawful Crackdown on Illegal Securities Activities. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies. These opinions proposed to take effective measures, such as promoting the construction of relevant regulatory systems, to deal with the risks and incidents facing China-based overseas-listed companies and the demand for cybersecurity and data privacy protection. These opinions and any related implementation rules may subject us to additional compliance requirement in the future.

With the trend of strengthening anti-monopoly supervision around the world, the PRC government has issued a series of anti-monopoly laws and regulations since 2021, paying more attention to corporate compliance. On February 7, 2021, the Anti-monopoly Commission of the State Council of the PRC promulgated the Guidelines for Anti-monopoly in the field of Platform Economy. On November 15, 2021, the State Administration for Market Regulation of the PRC promulgated the Guidelines for the Overseas Anti-monopoly Compliance of Enterprises. We believe that these regulations currently have little impact on us, but we cannot guarantee that regulators will agree with us or that these regulations will not affect our business operations in the future. These measures are part of an overall legal and regulatory system to regulate the China securities market based on the comprehensive PRC Securities Law that was enacted in 1998, as amended.

Cybersecurity and data privacy and security issues are subject to increasing legislative and regulatory focus in China. The State Council of the PRC promulgated the Security Protection Regulations for Critical Information Infrastructure (the “CII Regulation”) on July 30, 2021, which took effect on September 1, 2021. This regulation requires, among others, certain competent authorities to identify critical information infrastructures. The Cybersecurity Administration of China (the “CAC”) and a number of other departments under the State Council promulgated the Measures for Cybersecurity Review on December 28, 2021, which became effective on February 15, 2022. According to this regulation, critical information infrastructure operators purchasing network products and services and network platform operators carrying out data processing activities, which affect or may affect national security, are required to conduct cybersecurity review. We believe that these regulations have little impact on us, because we are neither a critical information infrastructure operator nor a network platform operator within the meanings of these regulation. However, we cannot guarantee that the regulators will agree with us.

On September 1, 2021, the PRC Data Security Law became effective, which imposes data security and privacy obligations on entities and individuals conducting data-related activities, and introduces a data classification and hierarchical protection system. In addition, the Standing Committee of the PRC National People’s Congress promulgated the Personal Information Protection Law (the “PIPL”) on August 20, 2021, which took effect on November 1, 2021. The PIPL further emphasizes processors’ obligations and responsibilities for personal information protection and sets out the basic rules for processing personal information and the rules for cross-border transfer of personal information. On July 7, 2022, the CAC promulgated the Security Assessment Measures for Outbound Data Transfers (the “Assessment Measures”) which became effective on September 1, 2022, subject to a six month implementation grace period, along with the guidelines. According to the Assessment measures, a data processor shall declare security assessment for its outbound data transfer to the CAC through the local cyberspace administration at the provincial level under any of the following circumstances: (a) where a data processor provides critical data abroad; (b) where a critical information infrastructure operator or a data processor processing the personal information of more than one million individuals provides personal information abroad; (c) where a data processor has provided personal information of 100,000 individuals or sensitive personal information of 10,000 individuals in total abroad since January 1 of the previous year; and (d) other circumstances prescribed by the CAC for which declaration for security assessment for outbound data transfers is required. We have the opportunity to contact, obtain or be exposed to personal information of our subscribers and their close relatives. We may be required to declare security assessment once we fall under any of the aforementioned circumstances and our business operations may be restricted according to the regulations above mentioned.

On February 17, 2023, the CSRC released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Overseas Listing Trial Measures and five supporting guidelines, which came into effect on March 31, 2023. According to the Overseas Listing Trial Measures, (1) domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedure and report relevant information to the CSRC; if a domestic company fails to complete the filing procedure or conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties, such as an order to rectify, warnings letters, and fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines; (2) if the issuer meets both of the following conditions, the overseas offering and listing shall be determined as an indirect overseas offering and listing by a domestic company: (i) any of the total assets, net assets, revenues or profits of the China domestic operating entities of the issuer in the most recent accounting year accounts for more than 50% of the corresponding figure in the issuer’s audited consolidated financial statements for the same period; or (ii) its major operational activities are carried out in China or its main places of business are located in China, or the senior managers in charge of operation and management of the issuer are mostly Chinese citizens or are domiciled in China; and (3) where a domestic company seeks to indirectly offer and list securities in an overseas market, the issuer shall designate a major domestic operating entity responsible for all filing procedures with the CSRC, and where an issuer makes an application for listing in an overseas market, the issuer shall submit filings with the CSRC within three business days after such application is submitted.

(iii)

On the same day, the CSRC also held a press conference for the release of the Overseas Listing Trial Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies, which, among others, clarifies that the domestic companies that have already been listed overseas on or before the effective date of the Overseas Listing Trial Measures (i.e., March 31, 2023) shall be deemed as existing issuers, or the Existing Issuers. Existing Issuers are not required to complete the filling procedures, and they shall be required to file with the CSRC when subsequent matters such as refinancing are involved.

According to the Overseas Listing Trial Measures, an overseas listed company shall file with the CSRC within three business days after the completion of its subsequent securities offering on the same market, and an overseas listed company shall file with the CSRC within three business days after its application of its offering and listing on a different market. If an overseas listed company purchase PRC domestic assets through a single or multiple acquisitions, share swaps, share transfers or other means, and such purchase constitutes direct or indirect listing of PRC domestic assets, a filing with the CSRC is also required. In addition, an overseas listed company is required to report to the CSRC the occurrence of any of the following material events within three business days after the occurrence and announcement thereof: (i) a change of control of the listed company; (ii) the investigation, sanction or other measures undertaken by any foreign securities regulatory agencies or relevant competent authorities in respect of the listed company; (iii) a change of listing status or transfer of listing segment; and (iv) the voluntary or mandatory delisting of the listed company. If there is any material change of the principal business of the listed company after the overseas offering and listing so that the listed company is no longer required to file with the CSRC, it shall file a specific report and a legal opinion issued by a domestic law firm to the CSRC within three business days after the occurrence hereof.

Since these regulatory actions are relatively complex, it is uncertain how legislative or administrative regulation-making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated thereunder, or the overall potential impact such modified or new laws and regulations will have on our daily business operation, or our ability to accept foreign investments and listing on a U.S. or other foreign exchange. PRC laws and their interpretations and enforcement continue to develop and are subject to change, and the PRC government may adopt other rules and restrictions in the future.

To date, we believe that Origin and its subsidiaries and VIE entities in China are in compliance with all applicable laws, rules and regulations and has obtained all necessary regulatory approvals, certifications and other authorizations to operate its business in China and the BVI.

Internal Cash Transfers and Dividends

Cash is transferred through our organization in the following manner:

•      Origin, a holding company and the British Virgin Islands entity that is listed on a national stock exchange in the U.S., through State Harvest, a British Virgin Islands holding company and wholly owned subsidiary of Origin, controls several direct and indirect subsidiaries and indirectly has a VIE. State Harvest owns Origin Biotechnology, which in turn has a controlling equity interest in each of several other companies. Origin Biotechnology also has a VIE arrangement with Hainan Aoyu. Hainan Aoyu has controlling interests in several subsidiaries.

(iv)

•      As of the date of this report, Origin has never paid dividends or made distributions to U.S. investors.

•      Within our corporate structure, the cross-border transfer of funds from Origin to its Chinese subsidiaries and controlled entities is legal and compliant with the laws and regulations of China. Origin is permitted to provide funding to its subsidiaries in mainland China in the form of shareholder loans or capital contributions, subject to satisfaction of applicable government registration, approval and filing requirements of the respective jurisdiction. There are no amount limits on Origin’s ability to make capital contributions to its subsidiaries in mainland China under the PRC regulations. If Origin transfers any funds to one of the PRC subsidiaries or contractually affiliated companies through loans, however, then under current PRC law we will need to register the loans with the SAFE, and the amount that we may convert into RMB, and the loan will be limited by applicable SAFE regulations to the greater of (i) the difference between the approved total investment in the entity and its total registered capital, and (ii) two times the net assets of the PRC entity.

•      Origin relies on equity based dividends and other distributions paid by its operating companies in the PRC for a portion of its cash requirements, including funds that may be necessary to pay dividends and other cash distributions to its shareholders or to fund any expenses it may incur. For the operating companies in the PRC, they will first transfer funds to State Harvest in accordance with applicable laws and regulations of the PRC, and then State Harvest will transfer legally available funds, if any, to Origin. Origin will then distribute dividends, if any, to its shareholders in proportion to their respective shareholding. As of the date of this report, none of our subsidiaries or controlled companies has made any transfers, dividends or other distributions to fund dividends or distributions by Origin. We intend to retain all of our available funds and any future earnings to the development and growth of our business in the PRC and do not expect to pay dividends in the foreseeable future.

•      The ability of our entities in the PRC to distribute dividends is based upon their distributable earnings. Current PRC regulations permit companies to pay dividends to their respective shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, companies in the PRC are required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. These reserves are not distributable as cash dividends. In addition, if a company incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends. We believe, other than above, current PRC regulations do not prohibit or limit using cash generated from one entity within a corporate group to fund another company in the corporate group for its operations. We currently do not have our own cash management policy and procedures that dictate how funds are transferred.

Please refer to the selected condensed consolidated financial information below in this Section.

VIE Structure Evaluation

The consignment agreement, or VIE, structure that we have, provides contractual opportunity for foreign investment in China-based companies where Chinese law prohibits direct foreign investment in the operating companies. For example, foreign ownership in food production and GMO seed related businesses is subject to significant regulations in China. For accounting purposes, Origin receives the economic benefits of Hainan Aoyu and its subsidiaries, in part, through certain contractual arrangements. Such contractual arrangements enable Origin to consolidate the financial results of the VIE and its respective subsidiaries in our consolidated financial statements under US Generally Accepted Accounting Principles, or GAAP, which VIE structure involves unique risks to investors. Our ordinary shares are shares of Origin, the holding company in the British Virgin Islands, instead of shares of our PRC subsidiaries or the VIEs or their respective subsidiaries in China. As of the date of this report, the contractual arrangements have not been tested in court in either the PRC or the United States. Neither the investors in the holding company nor Origin has a full equity ownership in, direct foreign investment in, or control as effective as equity ownership of, the VIEs.

Because Origin does not directly hold all the equity interests of the VIEs or their respective subsidiaries, our subsidiaries in China and the VIEs are subject to risks and uncertainties of the interpretations and applications of PRC laws and regulations, including but not limited to, the validity and enforcement of the contractual arrangements and uncertainties about any future actions of the PRC government resulting in disallowing the VIE structure. The loss of our operations conducted under the contractual arrangements would likely result in a material change in our overall operations, and the value of our ordinary shares may depreciate significantly or become worthless.

(v)

Origin evaluates all transactions and relationships with variable interest entities (“VIE”) to determine whether it is the primary beneficiary of the entities in accordance with FASB ASC 810, Consolidation. Origin’s overall methodology for evaluating transactions and relationships under the VIE requirements includes the following two steps:

•      determine whether the entity meets the criteria to qualify as a VIE; and

•      determine whether the Company is the primary beneficiary of the VIE.

In performing the first step, the significant factors and judgments that Origin considers in making the determination as to whether an entity is a VIE include:

•      the design of the entity, including the nature of its risks and the purpose for which the entity was created, to determine the variability that the entity was designed to create and distribute to its interest holders;

•      the nature of the management involvement with the entity;

•      whether control of the entity may be achieved through arrangements that do not involve voting equity;

•      whether there is sufficient equity investment at risk to finance the activities of the entity; and

•      whether parties other than the equity holders have the obligation to absorb expected losses or the right to receive residual returns.

If Origin identifies a VIE based on the above considerations, it then performs the second step and evaluates whether it is the primary beneficiary of the VIE by considering the following significant factors and judgments:

•      whether the entity has the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance; and

•      whether the entity has the obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity.

Based on its evaluation of the above factors and judgments, as of September 30, 2022, 2023 and 2024, Origin consolidated all VIEs in which it was the primary beneficiary.

Risks Associated with VIE Structure

We discuss the risks of being a BVI holding company with operations only in the PRC in greater detail In Item 3, subpart D, to the Annual Report on Form 20-F, for the fiscal year ended September 30, 2024.

(vi)

Selected Condensed Consolidated Financial Information

The following table presents the condensed consolidating schedule of financial position for our top-tier holding company, Origin Agritech Limited, our wholly-owned subsidiaries that are the primary beneficiaries of the VIEs under U.S. GAAP (the “Primary Beneficiaries of VIEs”), our other subsidiaries that are not VIEs (the “Other Subsidiaries”), and VIEs and their subsidiaries that we consolidate as of the dates presented were as follows:

(1) Parent: Origin Agritech Limited (BVI);

(2) Other subsidiaries that are equity owned: OAL SMY Limited (United States), Beijing Aoyu Science Development Limited; Origin BioScience Limited; Beijing Origin State Harvest Biotechnology (PRC) and its partly owned subsidiaries Anhui Aoyu, Hubei Aoyu, and Shandong Aoruixinong.

(3) Primary Beneficiary of VIE: Beijing Origin State Harvest Biotechnology (PRC); and

(4) VIE and VIE subsidiaries : Hainan Aoyu Biotechnology Limited (PRC) and its controlled subsidiaries, Xinjiang Originbo Seed Limited (PRC) and Beijing Origin Agriculture Limited (PRC) Aoyu (Sanya) Technology Co., Ltd. (PRC) Xuzhou Aoyu (PRC), Henan Aoyu (PRC), Anhui Origin Agriculture Co., Ltd. (PRC) and Hubei Origin Agriculture Co., Ltd (PRC).

(vii)

Selected Condensed Consolidated Balance Sheets Data

In RMB’000

	As of September 30, 2024
	Parent	Other Subsidiaries	Primary Beneficiary of VIE	VIE and VIE subsidiary (PRC)	Eliminations adjustments	Consolidated Total
Intercompany receivables (1)	233,294	116,133	—	—	(349,427)	—
Total current assets	239,440	152,707	—	57,028	(349,427)	99,748
Investments in subsidiaries (2)	—	3,322	—	144,541	(147,863)	—
Benefits through VIEs and VIE’s subsidiaries (2)			233,520		(233,520)	—
Working capital (deficit)	219,342	68,769	(210,192)	(162,454)	—	(84,535)
Total Assets	239,440	156,244	233,520	233,040	(730,682)	131,562
Intercompany payables (1)	—	—	210,176	139,251	(349,427)	—

	As of September 30, 2023
	Parent	Other Subsidiaries	Primary Beneficiary of VIE	VIE and VIE subsidiary (PRC)	Eliminations adjustments	Consolidated Total
Intercompany receivables (1)	237,923	119,300	—	—	(357,223)	—
Total current assets	246,788	181,944	—	70,273	(357,223)	141,782
Investments in subsidiaries (2)	—	11,386	—	130,541	(141,927)	—
Benefits through VIEs and VIE’s subsidiaries (2)	—	—	233,520	—	(233,520)	—
Working capital (deficit)	239,913	(38,630)	(215,363)	(157,599)	—	(171,679)
Total Assets	246,788	241,062	233,520	220,777	(703,641)	238,506
Intercompany payables (1)	—	—	215,347	141,876	(357,223)	—

(viii)

Selected Condensed Consolidated Statements of Operations Data

	For the Year Ended September 30, 2024
	Parent	Other Subsidiaries	Primary Beneficiary of VIE	VIE and VIE subsidiary (PRC)	Eliminations adjustments	Consolidated Total
Third-party revenues	—	31,025	—	82,356	—	113,381
Intra- group revenues	—	4,380			(4,380)	—
Total revenue	—	35,405	—	82,356	(4,380)	113,381
Third-party costs of Revenue	—	(24,137)	—	(73,177)	—	(97,314)
Intra- group costs of Revenue	—	(4,380)	—	—	4,380	—
Total costs of Revenue	—	(28,517)	—	(73,177)	4,380	(97,314)
Total Operating expenses	(16,272)	(27,692)	—	(11,907)	3,205	(52,666)
Loss from subsidiaries and VIE	(30,674)		(30,674)	—	61,348	—
Income (loss) from non-operations	—	(8,255)	—	1,174	62,419	55,338
Income (loss) before income tax expenses	(46,946)	(29,059)	(30,674)	(1,554)	126,972	18,739
Less: income tax expenses	—	(61)	—	—	—	(61)
Net income	(46,946)	(29,120)	(30,674)	(1,554)	126,972	18,678
Less: net loss attributable to non-controlling interests				(2,034)		(2,034)
Net Income (loss) attributable to Origin Agritech Limited’s shareholders	(46,946)	(29,120)	(30,674)	480	126,972	20,712

	For the Year Ended September 30, 2023
	Parent	Other Subsidiaries	Primary Beneficiary of VIE	VIE and VIE subsidiary (PRC)	Eliminations adjustments	Consolidated Total
Third-party revenues	—	39,696	—	53,611	—	93,307
Intra- group revenues	—	18,574	—	—	(18,574)	—
Total revenue	—	58,270	—	53,611	(18,574)	93,307
Third-party costs of Revenue	—	(30,208)	—	(45,876)	24	(76,060)
Intra- group costs of Revenue	—	(18,574)	—	—	18,574	—
Total costs of Revenue	—	(48,782)	—	(45,876)	18,598	(76,060)
Total Operating expenses	(5,022)	(20,448)	—	(7,568)	800	(32,238)
Income from subsidiaries and VIE	39,458	—	39,458	—	(78,916)	—
Income (loss) from non-operations	—	(39,394)	—	89,807	27,409	77,822
Income before income tax expenses	34,436	(50,354)	39,458	89,974	(50,683)	62,831
Less: income tax expenses	—	(162)	—	—	—	(162)
Net income (loss)	34,436	(50,516)	39,458	89,974	(50,683)	62,669
Less: net income attributable to non-controlling interests	—	—	—	7,337	—	7,337
Net income (loss) attributable to Origin Agritech Limited’s shareholders	34,436	(50,516)	39,458	82,637	(50,683)	55,332

(ix)

	For the Year Ended September 30, 2022
	Parent	Other Subsidiaries	Primary Beneficiary of VIE	VIE and VIE subsidiary (PRC)	Eliminations adjustments	Consolidated Total
Third-party revenues	—	45,000	—	7,580	—	52,580
Intra- group revenues	—	2,584	—	3,224	(5,808)	—
Total revenue	—	47,584	—	10,804	(5,808)	52,580
Third-party costs of Revenue	—	(31,591)	—	(4,795)	—	(36,386)
Intra- group costs of Revenue	—	(2,584)	—	(3,224)	5,808	—
Total costs of Revenue	—	(34,175)	—	(8,019)	5,808	(36,386)
Total Operating expenses	(5,261)	(17,000)	—	(10,345)	3,516	(29,090)
Income from subsidiaries and VIE	6,316	—	—	6,316	(12,632)	—
Income (loss) from non-operations	—	(57,603)	—	75,056	(2,246)	15,207
Income before income tax expenses	1,055	(61,194)	6,316	67,496	(11,362)	2,311
Less: income tax benefit	—	14	—	—	—	14
Net income (loss)	1,055	(61,180)	6,316	67,496	(11,362)	2,325
Less: net income attributable to non-controlling interests	—	—	—	8,590	—	8,590
Net income (loss) attributable to Origin Agritech Limited’s shareholders	1,055	(61,180)	6,316	58,906	(11,362)	(6,265)

Selected Condensed Consolidated Cash Flows Information

	For the Year Ended September 30, 2024
	Parent	Other Subsidiaries	Primary Beneficiary of VIE	VIE and VIE subsidiary (PRC)	Eliminations adjustments	Consolidated Total
Total cash provided by (used in) operating activities	(20,945)	163	—	5,751	—	(15,031)
Total cash used in investing activities	—	—	—	(4,972)	—	(4,972)
Total cash provided by (used in) financing activities	20,023	(14,019)	—	(1,506)	—	4,498
Effect of exchange rate changes	172	—	—	—	—	172
Restricted cash	—	—	—	—	—	—
Net decrease in cash, cash equivalents and restricted cash	(750)	(13,856)	—	(727)	—	(15,333)

(x)

	For the Year Ended September 30, 2023
	Parent	Other Subsidiaries	Primary Beneficiary of VIE	VIE and VIE subsidiary (PRC)	Eliminations adjustments	Consolidated Total
Total cash provided by (used in) operating activities	(19,864)	2,717	—	11,691	—	(5,456)
Total cash used in investing activities	—	(2,312)	—	(8,912)	—	(11,224)
Total cash provided by (used in) financing activities	17,636	6,884	—	(1,587)	—	22,933
Effect of exchange rate changes	(214)	—	—	—	—	(214)
Restricted cash	—	—	—	—	—	—
Net increase (decrease) in cash, cash equivalents and restricted cash	(2,442)	7,289	—	1,192	—	6,039

The Holding Foreign Companies Accountable Act, as amended (the “HFCAA”) requires that, every year, the SEC identify any public companies (“Commission-Identified Issuers” or “CIIs”) that file annual reports with financial statements audited by an auditor located in a foreign jurisdiction where the PCAOB has determined it is unable to inspect or investigate completely because of a position taken by a foreign authority (a “PCAOB-identified jurisdiction”). Under the HFCAA, once a company is identified as a CII for two consecutive years, the SEC must apply certain trading prohibitions to that CII’s securities. In addition, all CIIs are listed on the SEC website at www.sec.gov/HFCAA, and each CII must provide certain disclosures to investors and the SEC for each year it is identified as a CII. For foreign issuers that are CIIs, the required disclosures include the percentage of shares owned by foreign government entities, whether government entities in the foreign jurisdiction control the issuer, identification of all Chinese Communist Party (“CCP”) officials who are on the board of the issuer or the operating entity for the issuer, and whether the issuer’s articles of incorporation contain any “charter” of the CCP. The SEC is assessing how to implement other requirements of the HFCAA, including the listing and trading prohibition requirements described above. The Company has not been determined to be a CII. Our independent registered public accounting firm is Enrome LLP, headquartered in Singapore, at 143 Cecil St, #19-03/04 GB Building, Singapore 069542, and is registered with the PCAOB.

Investing in our securities involves certain risks. See the section “Risk Factors” of this prospectus and in any prospectus supplement before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December   , 2025.

(xi)

We have not authorized any broker-dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy securities, nor do this prospectus and the accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. The information contained in this prospectus and the accompanying prospectus supplement speaks only as of their respective dates and may not reflect subsequent changes in our business, financial condition, results of operations and prospects even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

ABOUT THIS PROSPECTUS

You should read this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

In this prospectus, unless otherwise indicated or unless the context otherwise requires:

“we,” “us,” “our company,” “the company,” “our” or “Origin” refers to Origin Agritech Limited, a company limited by shares registered with limited liability under the BVI Business Companies Act (As Revised) (the “BC Act”), its wholly and partially owned subsidiaries, and certain entities that re VIEs, on a fully consolidated basis;

Because the structure of the company is complex with numerous subsidiaries and several entities controlled as VIEs, references herein are sometimes made to specific subsidiaries or controlled VIEs, and investors should reference the structure chart on Page 4 hereof. Where specific subsidiaries or VIE controlled companies are referred to, they will be named in the text of this prospectus according to the assigned term indicated in parentheses in the structure chart on Page 4 hereof.

all references to “$,” “dollars” or “U.S. dollars” refer to the legal currency of the United States; all references to “RMB” refer to the legal currency of the Peoples’ Republic of China; and

“shares” or “ordinary shares” refers to the authorized ordinary shares of Origin Agritech Limited, with no par value.

This prospectus is part of a shelf registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. By using a shelf registration statement, we may sell our ordinary shares and warrants to acquire ordinary shares from time to time, in one or more offerings, on a continuous or delayed basis. This prospectus only provides you with a summary description of these securities. Each time we sell the securities, we will provide a supplement to this prospectus that contains specific information about the securities being offered and the specific terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any of the securities, you should carefully read both this prospectus and any supplement, together with the additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file annual and special reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You can inspect and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D. C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding issuers (www.sec.gov). Our web site is located at www.originseed.com.cn. The information contained on our web site is not part of this prospectus.

This prospectus “incorporates by reference” certain information that we have filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This means we are disclosing important information to you by referring you to those documents. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c) or 15(d) of the Exchange Act until the offering is terminated:

•	our Annual Report on Form 20-F for the fiscal year ended September 30, 2024, filed with the SEC on February 10, 2025, as amended by Amendment No. 1, filed on April 11, 2025;

•	our Current Reports on Form 6-K, filed with the SEC on December 23, 2024, June 26, 2025, September 12, 2025, and September 30, 2025;

•	with respect to each offering of the securities under this prospectus, all our subsequent annual reports on Form 20-F and any report on Form 6-K that indicates that it is being incorporated by reference, in each case, that we file or furnish with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of the offering under this prospectus; and

•	The description of our ordinary shares contained in the Registration Statement on Form 8-A, filed with the SEC on October 18, 2005, including any further amendment or report filed hereafter for the purpose of updating such description, including Exhibit 4.17 to the Annual Report on Form 20-F filed on February 10, 2025, as amended.

As a foreign private issuer, we are exempt from the rules under Section 14 of the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and other provisions in Section 16 of the Exchange Act.

We will provide, upon written or oral request, without charge to you, including any beneficial owner of our ordinary shares to whom this prospectus is delivered, a copy of any or all of the documents incorporated herein by reference other than the exhibits to those documents, unless those exhibits are specifically incorporated by reference into the information that this prospectus incorporates. You should direct a request for copies in writing to us to the attention of Chief Executive Officer at Origin Agritech Limited, No. 21 Sheng Ming Yuan Road, Changping District, Beijing 102206, China, Tel: (86-10) 5890-7588, Fax: (86-10) 5890-7577.

FORWARD-LOOKING STATEMENTS

Certain information set forth in this prospectus or incorporated by reference in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are intended to be covered by the “safe harbor” created by those sections.  Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “would,” “could,” “seek,” “intend,” “plan,” “estimate,” “goal,” “anticipate,” “project” or other comparable terms.  Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties included in this prospectus under the caption “Risk Factors,” and those risks and uncertainties described in the documents incorporated by reference into this prospectus. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. We further caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein or in the accompanying prospectus (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

PROSPECTUS SUMMARY

This prospectus is part of a registration statement on Form F-3 that we filed with the SEC utilizing a “shelf” registration process.  Under this shelf process, we may from time to time, sell any combination of securities described in this prospectus in one or more offerings.  This prospectus provides you with a general description of the securities we may offer.  Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities being offered and risk factors specific to that offering.

We may add or modify in a prospectus supplement any of the information contained in this prospectus or in the documents that we have incorporated into this prospectus by reference.  If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in that prospectus supplement.  You should read both this prospectus and any applicable prospectus supplement together with additional information described above under the heading “Where You Can Find More Information.”

When acquiring any securities discussed in this prospectus, you should rely on the information provided in this prospectus and the prospectus supplement, including the information incorporated by reference.  Neither we, nor any underwriters, dealers or agents, have authorized anyone to provide you with different information.  We are not offering the securities in any state where such an offer is prohibited.  You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference, is truthful or complete at any date other than the date mentioned on the cover page of those documents.  You should also carefully review the section entitled “Risk Factors,” which highlights certain risks associated with an investment in our securities, to determine whether an investment in our securities is appropriate for you.

Corporate Structure

The public company, Origin, in which investors hold shares, is a holding company incorporated in the British Virgin Islands. All of our business activities currently take place in China through a series of subsidiaries and variable interest enterprises, or VIEs. The portion of the business that is a VIE is Hainan Aoyu Biotechnology Limited, referred to as Hainan Aoyu, and its subsidiaries. The balance of our operations are conducted through wholly and partly equity owned operations, in or under Beijing Origin State Harvest Biotechnology Limited, referred to as Origin Biotechnology, which in turn is 100% equity owned by State Harvest Holding Limited (BVI), referred to as State Harvest.

Issues Relating to Operations in the PRC

The public company, Origin, in which investors hold shares, is a holding company incorporated in the British Virgin Islands. All of our business activities currently take place in China. Part of our operations are conducted in China through variable interest enterprises, or VIEs. The portion of the business that is a VIE is Hainan Aoyu and its subsidiaries. The balance of our operations are conducted through wholly and partly equity owned operations, in or under Origin Biotechnology, which in turn is 100% equity owned by State Harvest.

Due to PRC legal restrictions on foreign ownership in certain food development and production and companies that engage in the research and development of genetically modified seed products, and their related businesses, Origin does not have full equity ownership of those parts of our business. Instead, we rely on contractual arrangements among our PRC subsidiaries and their nominee shareholders to control the portion of the business operations not owned by means of the VIE arrangements. These VIE contractual agreements enable us, we believe, to (i) exercise contractual control over the VIE, (ii) receive the economic benefits of the VIE, and (iii) have an exclusive call option to purchase all or part of the equity interests in the VIE when and to the extent permitted by PRC law. As a result of these contractual arrangements, we consolidate the financial results of the VIE in our financial statements under U.S. GAAP. Investors in our ordinary shares are purchasing an equity interest in a British Virgin Islands holding company, which in turn has equity interests in some of its subsidiaries in China and a contractual arrangements with owners of the VIEs.

Our operating subsidiaries and the VIEs face various legal and operational risks and uncertainties related to doing business in China. These entities and the VIEs are subject to complex and evolving PRC laws and regulations as a result. For example, these entities face risks associated with regulatory approvals of offshore offerings, the use of variable interest entities, anti-monopoly regulatory actions, cybersecurity and data privacy, which may impact our ability to conduct certain businesses, accept foreign investments, or list on a United States or other foreign exchange. We currently have the following business operational approvals to operate our business: (i) Seed Production and Operation License, held by Xinjiang Originbo Seed Limited; and (ii) for the issuance of securities to foreign investors, we will need to file a report with the CSRC within 3 business days after the closing the issuance.. If we do not have the required approvals or fail to complete the required filings, because we could not obtain them, they were cancelled or we inadvertently omitted getting them, generally we would experience a material adverse change in our operations and the value of the ordinary shares of the parent holding company. Additionally, (i) if we produce or sell seed without obtaining the Seed Production and Operation License, we may be ordered to rectify our licensure, our seed and illegal gains may be confiscated, we may be subject to fines of 3,000 RMB to 30,000 RMB if the market value of illegal seeds is less than 10,000 RMB, or be subject to fines of three times to five times of the market value of the seeds if the market value of illegal seeds is more than 10,000 RMB, and our Seed Production and Operation License may be revoked, and (ii) if we fail to file with the CSRC for our issuance of securities, (a) we may be subject to an order of rectification, be subject to warning letters, and subject to fines of 1 million RMB to 10 million RMB, and the responsible person in charge and other responsible person may be subject to warning letters and fines of 500,000 RMB to 5 million RMB, and (b) limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless. Any of these issues may also result in limiting the ability of the Company to maintain the listing of the ordinary shares on a securities exchange in the United States and in other capital markets.

Our corporate structure is subject to risks associated with the contractual arrangements with the VIEs and the parties to those contractual arrangements. Investors in the BVI holding company may never have a direct ownership interest in the part of the business that is conducted by the VIEs. If the PRC government finds that the agreements that establish the structure for operating our business in China do not comply with PRC laws and regulations, or if these regulations or the interpretation of existing regulations change or are interpreted differently in the future, the operating subsidiaries and the VIEs could be subject to severe penalties or be forced to relinquish the VIE used in those parts of the operations. This would result in the VIE being deconsolidated for financial statement purposes. An event that results in the deconsolidation of the VIE would have a material effect on our operations and result in the value of the ordinary shares being diminished or even becoming worthless. Our holding company, our PRC subsidiaries and the VIEs, and investors of our ordinary shares face uncertainty about potential future actions by the PRC government that could affect the enforceability of the contractual arrangements with the VIEs and, consequently, significantly affect the financial performance of the VIEs and our company as a whole.

Because of our operations in the development of genetically modified seeds and involvement in the production of seeds as well as for other reasons, the PRC government may intervene or act to influence our operations, or may exert more control over offerings conducted overseas and/or foreign investment in us. Such intervention or influence over the manner in which we operate could result in a material change in our operations or the value of our ordinary shares. Any actions by the PRC government to exert more oversight and control over offerings that are conducted overseas or foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities and our other outstanding securities to significantly decline or be worthless.

On July 6, 2021, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severe and Lawful Crackdown on Illegal Securities Activities. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies. These opinions proposed to take effective measures, such as promoting the construction of relevant regulatory systems, to deal with the risks and incidents facing China-based overseas-listed companies and the demand for cybersecurity and data privacy protection. These opinions and any related implementation rules may subject us to additional compliance requirement in the future.

With the trend of strengthening anti-monopoly supervision around the world, the PRC government has issued a series of anti-monopoly laws and regulations since 2021, paying more attention to corporate compliance. On February 7, 2021, the Anti-monopoly Commission of the State Council of the PRC promulgated the Guidelines for Anti-monopoly in the field of Platform Economy. On November 15, 2021, the State Administration for Market Regulation of the PRC promulgated the Guidelines for the Overseas Anti-monopoly Compliance of Enterprises. We believe that these regulations currently have little impact on us, but we cannot guarantee that regulators will agree with us or that these regulations will not affect our business operations in the future. These measures are part of an overall legal and regulatory system to regulate the China securities market based on the comprehensive PRC Securities Law that was enacted in 1998, as amended.

Cybersecurity and data privacy and security issues are subject to increasing legislative and regulatory focus in China. The State Council of the PRC promulgated the Security Protection Regulations for Critical Information Infrastructure (the “CII Regulation”) on July 30, 2021, which took effect on September 1, 2021. This regulation requires, among others, certain competent authorities to identify critical information infrastructures. The Cybersecurity Administration of China (the “CAC”) and a number of other departments under the State Council promulgated the Measures for Cybersecurity Review on December 28, 2021, which became effective on February 15, 2022. According to this regulation, critical information infrastructure operators purchasing network products and services and network platform operators carrying out data processing activities, which affect or may affect national security, are required to conduct cybersecurity review. We believe that these regulations have little impact on us, because we are neither a critical information infrastructure operator nor a network platform operator within the meanings of these regulation. However, we cannot guarantee that the regulators will agree with us.

On September 1, 2021, the PRC Data Security Law became effective, which imposes data security and privacy obligations on entities and individuals conducting data-related activities, and introduces a data classification and hierarchical protection system. In addition, the Standing Committee of the PRC National People’s Congress promulgated the Personal Information Protection Law (the “PIPL”) on August 20, 2021, which took effect on November 1, 2021. The PIPL further emphasizes processors’ obligations and responsibilities for personal information protection and sets out the basic rules for processing personal information and the rules for cross-border transfer of personal information. On July 7, 2022, the CAC promulgated the Security Assessment Measures for Outbound Data Transfers (the “Assessment Measures”) which became effective on September 1, 2022, subject to a six month implementation grace period, along with the guidelines. According to the Assessment measures, a data processor shall declare security assessment for its outbound data transfer to the CAC through the local cyberspace administration at the provincial level under any of the following circumstances: (a) where a data processor provides critical data abroad; (b) where a critical information infrastructure operator or a data processor processing the personal information of more than one million individuals provides personal information abroad; (c) where a data processor has provided personal information of 100,000 individuals or sensitive personal information of 10,000 individuals in total abroad since January 1 of the previous year; and (d) other circumstances prescribed by the CAC for which declaration for security assessment for outbound data transfers is required. We have the opportunity to contact, obtain or be exposed to personal information of our subscribers and their close relatives. We may be required to declare security assessment once we fall under any of the aforementioned circumstances and our business operations may be restricted according to the regulations above mentioned.

On February 17, 2023, the CSRC released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Overseas Listing Trial Measures and five supporting guidelines, which came into effect on March 31, 2023. According to the Overseas Listing Trial Measures, (1) domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedure and report relevant information to the CSRC; if a domestic company fails to complete the filing procedure or conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties, such as an order to rectify, warnings letters, and fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines; (2) if the issuer meets both of the following conditions, the overseas offering and listing shall be determined as an indirect overseas offering and listing by a domestic company: (i) any of the total assets, net assets, revenues or profits of the China domestic operating entities of the issuer in the most recent accounting year accounts for more than 50% of the corresponding figure in the issuer’s audited consolidated financial statements for the same period; or (ii) its major operational activities are carried out in China or its main places of business are located in China, or the senior managers in charge of operation and management of the issuer are mostly Chinese citizens or are domiciled in China; and (3) where a domestic company seeks to indirectly offer and list securities in an overseas market, the issuer shall designate a major domestic operating entity responsible for all filing procedures with the CSRC, and where an issuer makes an application for listing in an overseas market, the issuer shall submit filings with the CSRC within three business days after such application is submitted.

On the same day, the CSRC also held a press conference for the release of the Overseas Listing Trial Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies, which, among others, clarifies that the domestic companies that have already been listed overseas on or before the effective date of the Overseas Listing Trial Measures (i.e., March 31, 2023) shall be deemed as existing issuers, or the Existing Issuers. Existing Issuers are not required to complete the filling procedures, and they shall be required to file with the CSRC when subsequent matters such as refinancing are involved.

According to the Overseas Listing Trial Measures, an overseas listed company shall file with the CSRC within three business days after the completion of its subsequent securities offering on the same market, and an overseas listed company shall file with the CSRC within three business days after its application of its offering and listing on a different market. If an overseas listed company purchase PRC domestic assets through a single or multiple acquisitions, share swaps, share transfers or other means, and such purchase constitutes direct or indirect listing of PRC domestic assets, a filing with the CSRC is also required. In addition, an overseas listed company is required to report to the CSRC the occurrence of any of the following material events within three business days after the occurrence and announcement thereof: (i) a change of control of the listed company; (ii) the investigation, sanction or other measures undertaken by any foreign securities regulatory agencies or relevant competent authorities in respect of the listed company; (iii) a change of listing status or transfer of listing segment; and (iv) the voluntary or mandatory delisting of the listed company. If there is any material change of the principal business of the listed company after the overseas offering and listing so that the listed company is no longer required to file with the CSRC, it shall file a specific report and a legal opinion issued by a domestic law firm to the CSRC within three business days after the occurrence hereof.

Since these regulatory actions are relatively complex, it is uncertain how legislative or administrative regulation-making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated thereunder, or the overall potential impact such modified or new laws and regulations will have on our daily business operation, or our ability to accept foreign investments and listing on a U.S. or other foreign exchange. PRC laws and their interpretations and enforcement continue to develop and are subject to change, and the PRC government may adopt other rules and restrictions in the future.

Our financial statements contained in this annual report have been audited by Enrome LLP, an independent registered public accounting firm that is headquartered in Singapore. It is a firm registered with the U.S. Public Company Accounting Oversight Board (the “PCAOB”), and is required by the laws of the U.S. to undergo regular inspections by the PCAOB to assess its compliance with the laws of the U.S. and professional standards. Therefore, we believe, Article 177 of the PRC Securities Law, which became effective in March 2020, should not apply to us. That law provides that no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. Accordingly, without the consent of competent PRC securities regulators and relevant authorities, no organization or individual may provide the documents and materials relating to securities business activities to overseas parties. The United States Holding Foreign Companies Accountable Act, or the HFCA Act, was enacted on December 18, 2020. The HFCA Act states that if the SEC determines that a company has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit such ordinary shares from being traded on a national securities exchange or in the over-the-counter trading market in the U.S. The SEC has adopted rules to implement the HFCA Act and, pursuant to the HFCA Act, the PCAOB has issued a report notifying the Securities and Exchange Commission of its determination that it is currently unable to inspect accounting firms headquartered in mainland China or Hong Kong. Further, the United States Senate has passed the Accelerating Holding Foreign Companies Accountable Act, or the AHFCA Act, which, if enacted, would decrease the number of “non-inspection years” from three years to two years, and thus, would reduce the time before securities may be prohibited from trading or be delisted. Currently, we do not believe that we are subject to the various laws mentioned above, and we do not believe our ordinary shares will be delisted from NASDAQ because of these laws.

On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed the Chinese mainland and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. For this reason, we do not expect to be identified as a Commission-Identified Issuer under the HFCAA.

On December 29, 2022, the President signed the Consolidated Appropriations Act, 2023, which, among other things, amended the HFCAA to reduce the number of consecutive years an issuer can be identified as a Commission - Identified Issuer before the Commission must impose an initial trading prohibition on the issuer’s securities from three years to two years. Therefore, once an issuer is identified as a Commission - Identified Issuer for two consecutive years, the Commission is required under the AHFCA to prohibit the trading of the issuer’s securities on a national securities exchange and in the over - the - counter market. We do not believe we are subject to these restrictions at this time.

Internal Cash Transfers and Dividends

Cash is transferred through our organization in the following manner:

●     Origin, a holding company and the British Virgin Islands entity that is listed on a national stock exchange in the U.S., through State Harvest, a British Virgin Islands holding company and wholly owned subsidiary of Origin, owns Origin Biotechnology, which controls several direct and indirect subsidiaries and has VIEs. Origin Biotechnology has VIE arrangement with Hainan Aoyu. Hainan Aoyu owns Beijing Origin and Beijing Origin has controlling interests in Xinjiang Origin and several other companies.

●     Within our corporate structure, the cross-border transfer of funds from Origin to its China subsidiaries and controlled entities is legal and compliant with the laws and regulations of China. Origin is permitted to provide funding to its subsidiaries in mainland China in the form of shareholder loans or capital contributions, subject to satisfaction of applicable government registration, approval and filing requirements of the respective jurisdiction. There are no amount limits on Origin’s ability to make capital contributions to its subsidiaries in mainland China under the PRC regulations. If Origin transfers any funds to one of the PRC subsidiaries or contractually affiliated companies through loans, however, then under current PRC law we will need to register the loans with the SAFE, and the amount that we may convert into RMB, and the loan will be limited by applicable SAFE regulations to the greater of (i) the difference between the approved total investment in the entity and its total registered capital, and (ii) three times the net assets of the PRC entity.

●     Origin relies on equity based dividends and other distributions paid by its operating companies in the PRC for a portion of its cash requirements, including funds that may be available to pay dividends and other cash distributions to its shareholders or to fund any expenses it may incur. For the operating companies in the PRC, they will first transfer funds to State Harvest in accordance with applicable laws and regulations of the PRC, and then State Harvest will transfer legally available funds, if any, to Origin. Origin will then distribute dividends, if any, if declared, to its shareholders in proportion to their respective shareholding. As of the date of this report, none of our subsidiaries or controlled companies has made any transfers, dividends or other distributions to fund dividends or distributions by Origin. We intend to retain all of our available funds and any future earnings to the development and growth of our business in the PRC and do not expect to pay dividends in the foreseeable future.

●     The ability of our entities in the PRC to distribute dividends is based upon their distributable earnings. Current PRC regulations permit companies to pay dividends to their respective shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, companies in the PRC are required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. These reserves are not distributable as cash dividends. In addition, if a company incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends. We currently do not have our own cash management policy and procedures that dictate how funds are transferred.

Please refer to the selected condensed consolidated financial information below in this Section.

VIE Structure Evaluation

The consignment agreement, or VIE, structure that we have, provides contractual opportunity for foreign investment in China-based companies where Chinese law prohibits or limits direct foreign investment in the operating companies. For example, foreign ownership in agriculture production is subject to significant regulations in China. For accounting purposes, we receive the economic benefits of Hainan Aoyu and subsidiary, through certain contractual arrangements. Such contractual arrangements enable us to consolidate the financial results of the VIEs and their subsidiaries in our consolidated financial statements under US Generally Accepted Accounting Principles, or GAAP, which VIE structure involves unique risks to investors. Our ordinary shares are shares of Origin, the holding company in the British Virgin Islands, instead of shares of our PRC subsidiaries, or the VIEs or their subsidiaries in China. As of the date of this prospectus, the contractual arrangements have not been tested in court in either the PRC or the United States. Neither the investors in the holding company nor the Company have an full equity ownership in, direct foreign investment in, or control as effective as equity ownership of, the VIEs.

Because we do not directly hold all equity interests in the VIEs or their subsidiaries, we and the VIEs are subject to risks and uncertainties of the regulatory development of PRC laws and regulations, including but not limited to, the validity and enforcement of the contractual arrangements and uncertainties about any future actions of the PRC government resulting in disallowing the VIE structure. The loss of our operations conducted under the contractual arrangements would likely result in a material change in our operations, and the value of our ordinary shares may depreciate significantly or become worthless.

Because the VIEs arrangements is contractual, it is possible that the parties thereto may breach their terms. If there is a breach, and if we are not able to enforce the agreement the consequence may be that we will not be able to assert the control of the VIE that is necessary for consolidation.

Origin evaluates all transactions and relationships with variable interest entities (“VIE”) to determine whether the Company is the primary beneficiary of the entities in accordance with FASB ASC 810, Consolidation. Origin’s overall methodology for evaluating transactions and relationships under the VIE requirements includes the following two steps:

●     determine whether the entity meets the criteria to qualify as a VIE; and

●     determine whether the company is the primary beneficiary of the VIE.

In performing the first step, the significant factors and judgments that the Company considers in making the determination as to whether an entity is a VIE include:

●     the design of the entity, including the nature of its risks and the purpose for which the entity was created, to determine the variability that the entity was designed to create and distribute to its interest holders;

●     the nature of the company’s involvement with the entity;

●     whether control of the entity may be achieved through arrangements that do not involve voting equity;

●     whether there is sufficient equity investment at risk to finance the activities of the entity; and

●     whether parties other than the equity holders have the obligation to absorb expected losses or the right to receive residual returns.

If the company identifies a VIE based on the above considerations, it then performs the second step and evaluates whether it is the primary beneficiary of the VIE by considering the following significant factors and judgments:

●     whether the entity has the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance; and

●     whether the entity has the obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity.

Based on its evaluation of the above factors and judgments, as of September 30, 2022, 2023 and 2024, Origin consolidated the VIEs in which it was the primary beneficiary.

Consignment Agreements - General

To have control over those companies that Origin may not fully own, State Harvest, the consignee, entered into a stock consignment agreement with shareholders of those companies or, the parent of those entities. These agreements consign all of the rights of ownership of the shares not able to be held directly other than legal title, thus, effectively transferring the control of the shares subject to the agreements. Those rights include the right to manage in all respects the shares held in title by the shareholders that are parties to them, including all shareholder rights to call meetings of shareholders, to submit shareholder proposals, to elect directors, to vote the shares on all matters and to exercise all other rights of a shareholder in respect of the shares consigned. More specifically, the consignment agreements include giving the right to select, replace and increase the number of the directors and supervisors, recommend new directors and supervisory personnel and to exercise management rights, controlling rights and decision-making power over the shares of the subject company. Additionally, the shares of the PRC operating companies are pledged by the title holder to State Harvest.

Each title holder of these shares has agreed not to interfere with the consignee’s exercise of its rights and to cooperate fully and promptly to permit them to exercise its authority over the consigned shares. This includes all limitations on the ability of the consignee to transfer or dispose of the shares to someone other than to the consignee, give guarantees using the shares, consign the shares to another, alter the ownership proportion in any way, dispose of any rights in the ownership of the shares, and agree to any debt or restructuring of the shares. The consignee has the right to take all action in respect of the consigned shares to avoid any damage or infringement of its rights, including in the event of the consigning shareholder’s bankruptcy. The consignee, under the agreements, has virtually all of the property rights of the consigned shares, including the profits, interests, dividends, bonuses and residual assets, except for legal title. If in the future any stock subject to the consignment agreements can be legally transferred, then, without further action by the consignee, it shall be transferred to the consignee in whole or in part for no additional consideration to the consigning shareholder.

The stock consignment agreements also provide that if and when the restriction on foreign ownership is removed or the allowed ownership percentage is increased, the consigned shares will then be transferred to the consignee. If not, the consignment agreements continue in full force and govern the consignee’s rights over the shares.

The agreements are subject to force majeure limitations. The term of the agreements is initially three years, but they are automatically renewed indefinitely until both the consignee and the consignor agree to terminate. There is no unilateral right of termination except in the event of a breach, in which event the non-breaching party may cancel the consignment agreement after notice and a reasonable cure period has passed and the breach continues. The consigning shareholders have warranted their authority to enter into the agreements and that the consignee has the exclusive right to control the shares that are subject to the consignment agreements. The agreements are binding on the successors, assignors and heirs of the respective consigning shareholders.

Each stock consignment agreement is subject to enforceability and other limitations of the laws and rules of PRC. The consignee may not transfer the consignment agreement, except as permitted by PRC law. However, we may transfer the company’s interest in the intermediate consignee corporation without limitation. If there is non-performance by the shareholder or some or all of an agreement is unenforceable, we and the consignee may lose the benefits of the agreements and suffer severe economic loss as a result. No assurance can be given that the consignee will be able to enforce its rights vis-à-vis the consigning shareholders in the courts of the PRC, and we are not aware of any cases where these types of stock consignment agreements have been interpreted by PRC courts.

We believe that these agreements are enforceable under current PRC law. However, none of these kinds of agreements have yet been subject to judicial review or interpretation. The consignment agreements provide that if there is any interpretation of the terms by a PRC court, the agreements should be construed in such a way as to give the consignee as much of the full and actual ownership and full beneficial rights and benefits of the consigned stock as is possible, so as to approximate full ownership under all applicable law.

September 2025 Revised Agreements relating to Hainan Aoyu

On September 19, 2025, the Origin Biotechnology adjusted the contractual arrangements with the VIE and its nominee shareholders by terminating the previous consignment agreements and entered into an updated contractual arrangements. The adjusted contractual arrangements entered into by and among the Origin Biotechnology, Hainan Aoyu and its shareholders, as described in more detail below, allow us to:

•	direct the activities of Hainan Aoyu that most significantly impact its economic performance;

•	receive substantially all of the economic benefits of Hainan Aoyu for accounting purposes; and

•	have an exclusive option to purchase all or part of the equity interest in and/or assets of Hainan Aoyu when and to the extent permitted by PRC laws.

The following is a summary of the contractual arrangements by and among the Origin Biotechnology, the VIE and the shareholders of the VIE and their spouses, as applicable.

Agreements That Provide Origin with Controlling Financial Interest over the VIE

Proxy Agreement and Power of Attorney. Pursuant to the Proxy Agreement and Power of Attorney among Origin Biotechnology, Hainan Aoyu and shareholders of Hainan Aoyu, these shareholders irrevocably authorize Origin Biotechnology or any person(s) designated by Origin Biotechnology to act as his or her attorney-in-fact to exercise all of his or her rights as a shareholder of Hainan Aoyu, including, but not limited to, the right to call and attend shareholders’ meetings, to execute and deliver any and all written resolutions and meeting minutes as a shareholder, to keep the official seal, the original and duplicate business licenses, proof of administrative permits, articles of association of Hainan Aoyu and other key materials for the operation of Hainan Aoyu in accordance with the applicable internal rules of Origin Biotechnology, to vote by itself or by proxy on any matters discussed on shareholders’ meetings, to sell, transfer, pledge or dispose of any or all of the shares, to nominate, appoint or remove the directors, supervisors and senior management, to oversee the economic performance of Hainan Aoyu, to have full access to the financial information of Hainan Aoyu at any time, to approve annual budgets or declare dividends, to manage and dispose of the assets of Hainan Aoyu, to have the full rights to control and manage Hainan Aoyu’s finance accounting and daily operation, and other shareholders rights conferred by the articles of association of Hainan Aoyu and the relevant laws and regulations. This agreement will remain in force as long as Hainan Aoyu exists. The shareholders shall not have the right to terminate this agreement or revoke the appointment of the attorney-in-fact without the prior written consent of the Origin Biotechnology.

Confirmation and Guarantee Letters. Each shareholder of Hainan Aoyu has signed a Confirmation and Guarantee Letter. Under the Confirmation and Guarantee Letters, each of the shareholders of Hainan Aoyu confirmed, represented and guaranteed that in no circumstances will their ability to exercise their rights in Hainan Aoyu be affected or any act that may affect or hinder the fulfillment of their obligations under the contractual agreements be carried out by any other person that may be entitled to assume rights and interests in their equity rights in Hainan Aoyu. Each of the shareholders of Hainan Aoyu further confirmed that they will unwind the contractual agreements and transfer all of the shares of Hainan Aoyu to Origin Biotechnology or any party designated by Origin Biotechnology as soon as the applicable laws of the PRC allow Origin Biotechnology to operate the business operated by Hainan Aoyu without the contractual agreements, and will return any consideration received through this to Origin Biotechnology or any party designated by Origin Biotechnology. Each of the shareholders of Hainan Aoyu undertook that unless otherwise agreed by the Origin Biotechnology in written form, they will not engage in, own or acquire any business that competes or might compete with the business of Hainan Aoyu or its affiliated companies, will not give rise to conflict of interest between themselves and Origin Biotechnology and will take any action as instructed by Origin Biotechnology to eliminate the conflict once such conflict arises.

Spousal Consent Letters. The spouse of each nominee shareholder has signed a spousal consent letter separately. Under each spousal consent letters, the spouse unconditionally and irrevocably waives any rights or entitlements whatsoever to such shares that may be granted to her pursuant to applicable laws and undertakes not to make any assertion of rights to such shares. The spouse agrees and undertakes that she will take all necessary actions to ensure the proper performance of the contractual arrangements, and will be bound by the contractual arrangements in case she obtains any equity of Hainan Aoyu due to any reason.

Share Pledge Agreement. Pursuant to the Share Pledge Agreement among Origin Biotechnology and the shareholders of Hainan Aoyu, the shareholders of Hainan Aoyu have pledged 100% equity interest in Hainan Aoyu to Origin Biotechnology to guarantee the performance by Hainan Aoyu and its shareholders of their obligations under the Master Exclusive Service Agreement, Business Cooperation Agreement, Exclusive Option Agreement and agreements to be executed among Origin Biotechnology, Hainan Aoyu and the shareholders from time to time. If Hainan Aoyu or its shareholders breach their contractual obligations under these agreements, Origin Biotechnology, as pledgee, will have the right to dispose of the pledged shares entirely or partially. The shareholders of Hainan Aoyu also agreed, without Origin Biotechnology’s prior written consent, not to transfer the pledged shares, establish or permit the existence of any security interest or other encumbrance on the pledged shares, or dispose of the pledged shares by any other means, except by the performance of the Exclusive Option Agreement. We have completed the registration of the pledge of equity interests in Hainan Aoyu with the relevant office of State Administration for Market Regulation in accordance with the PRC Property Rights Law.

Agreements That Allow Origin to Receive Economic Benefits from Hainan Aoyu For Accounting Purposes

Master Exclusive Service Agreement. Pursuant to the Master Exclusive Service Agreement between Origin Biotechnology and Hainan Aoyu, Origin Biotechnology or its designated affiliated entities have the exclusive right to provide Hainan Aoyu with technical support and business support services in return for fees equal to 100% of the consolidated net profits of Hainan Aoyu. Without Origin Biotechnology’s prior written consent, Hainan Aoyu shall not, directly and indirectly, obtain the same or similar services as provided under this agreement from any third party, or enter into any similar agreement with any third party. Origin Biotechnology has the right to determine the service fee charged to Hainan Aoyu under this agreement by considering, among other things, the complexity of the services, the time spent by employees of the Origin Biotechnology to provide the services, content and commercial value of the service provided, as well as the benchmark price of similar services in the market. Origin Biotechnology will have the exclusive ownership of all intellectual property rights developed by performance of this agreement. This agreement will remain effective until it is terminated at the discretion of Origin Biotechnology or upon the transfer of all the shares of Hainan Aoyu to Origin Biotechnology and/or a third party designated by Origin Biotechnology.

Business Cooperation Agreement. Pursuant to the Business Cooperation Agreement among Origin Biotechnology, Hainan Aoyu and the shareholders of Hainan Aoyu, Hainan Aoyu and the shareholders of Hainan Aoyu agreed and covenanted that, without obtaining Origin Biotechnology’s written consent, Hainan Aoyu shall not, and the shareholders shall cause Hainan Aoyu not to, engage in any transaction that may materially affect its asset, obligation, right or operation, including but not limited to any activities not within its normal business scope, or operating its business in a way that is inconsistent with its past practice, a merger, reorganization, acquisition or restructuring of its principal business or assets, or an acquisition or investment in any other form, in favor of a third party, selling to or acquiring any tangible or intangible asset other than in the ordinary course of business, incurrence of any encumbrance on any of its assets, or an amendment to its articles of association. Hainan Aoyu shall accept, and the shareholders shall cause Hainan Aoyu to accept, suggestions raised by Origin Biotechnology over the employee engagement and replacement, daily operation, dividend distribution and financial management systems of Hainan Aoyu. The shareholders of Hainan Aoyu shall only appoint persons designated by Origin Biotechnology to be the directors of Hainan Aoyu. This agreement will remain effective until it is terminated at the discretion of Origin Biotechnology or upon the transfer of all the shares of Hainan Aoyu to Origin Biotechnology and/or a third party designated by Origin Biotechnology.

Agreements That Provide the Option to Purchase the Equity Interests in Hainan Aoyu

Exclusive Option Agreement. Pursuant to the Exclusive Option Agreement among Origin Biotechnology, Hainan Aoyu and its shareholders, the shareholders of Hainan Aoyu irrevocably grant Origin Biotechnology or any third party designated by Origin Biotechnology an exclusive option to purchase all or part of their equity interests in Hainan Aoyu at the lowest price permitted by applicable PRC laws. Those shareholders further undertake that they will neither allow the encumbrance of any security interest in Hainan Aoyu, except for the pledge placed pursuant to the Share Pledge Agreement, nor transfer, mortgage or otherwise dispose of their legal or beneficial interests in Hainan Aoyu without the prior written consent of Origin Biotechnology, and will cause the shareholders’ meeting and/or the board of directors and/or the executive directors of Hainan Aoyu not to approve such proposal. This agreement will remain effective until it is terminated at the discretion of Origin Biotechnology or upon the transfer of all the equity interest in Hainan Aoyu to Origin Biotechnology and/or a third party designated by Origin Biotechnology.

The following is a table of the parties to the consignment agreements of the Company:

		% of Shares
PRC Operating Company	Consigning Owner	Consigned
Hainan Aoyu	Weibin Yan	50.67%
	Gengchen Han	33.00%
	Yubiao Liu	16.00%
	Dezhi Deng	0.33%
Total		100%

Selected Condensed Consolidated Financial Information

The following tables presents our condensed consolidating schedule of financial position for our top-tier holding company, Origin Agritech Limited, our wholly-owned subsidiaries that are the primary beneficiaries of the VIEs under U.S. GAAP (the “Primary Beneficiaries of VIEs”), our other subsidiaries that are not VIEs (the “Other Subsidiaries”), and VIEs and their subsidiaries that we consolidate as of the dates presented were as follows:

(1) Parent: Origin Agritech Limited (BVI);

(2) Other subsidiaries that are equity owned: OAL SMY Limited (United States), Beijing Origin State Harvest Biotechnology Limited (PRC) and its partly owned subsidiaries Anhui Aoyu, Hubei Aoyu, and Shandong Aoruixinong; and

(3) Primary Beneficiary of VIE: Beijing Origin State Harvest Biotechnology (PRC) and State Harvest Holdings Limited (BVI); and

(4) VIEs and VIE subsidiaries : : Hainan Aoyu Biotechnology Limited (PRC) and its controlled subsidiaries, Xinjiang Originbo Seed Limited (PRC),Beijing Origin Agriculture Limited (PRC), Aoyu (Sanya) Technology Co., Ltd. (PRC), Xuzhou Aoyu (PRC), Henan Aoyu (PRC), Anhui Origin Agriculture Co., Ltd. (PRC) and Hubei Origin Agriculture Co., Ltd. (PRC)..

Selected Condensed Consolidated Balance Sheets Data

In RMB’000

	As of September 30, 2024
	Parent	Other Subsidiaries	Primary Beneficiary of VIE	VIE and VIE subsidiary (PRC)	Eliminations adjustments	Consolidated Total
Intercompany receivables (1)	233,294	116,133	—	—	(349,427)	—
Total current assets	239,440	152,707	—	57,028	(349,427)	99,748
Investments in subsidiaries (2)	—	3,322	—	144,541	(147,863)	—
Benefits through VIEs and VIE’s subsidiaries (2)			233,520		(233,520)	—
Working capital (deficit)	219,342	68,769	(210,192)	(162,454)	—	(84,535)
Total Assets	239,440	156,244	233,520	233,040	(730,682)	131,562
Intercompany payables (1)	—	—	210,176	139,251	(349,427)	—

	As of September 30, 2023
	Parent	Other Subsidiaries	Primary Beneficiary of VIE	VIE and VIE subsidiary (PRC)	Eliminations adjustments	Consolidated Total
Intercompany receivables (1)	237,923	119,300	—	—	(357,223)	—
Total current assets	246,788	181,944	—	70,273	(357,223)	141,782
Investments in subsidiaries (2)	—	11,386	—	130,541	(141,927)	—
Benefits through VIEs and VIE’s subsidiaries (2)	—	—	233,520	—	(233,520)	—
Working capital	239,913	(38,630)	(215,363)	(157,599)	—	(171,679)
Total Assets	246,788	241,062	233,520	220,777	(703,641)	238,506
Intercompany payables (1)	—	—	215,347	141,876	(357,223)	—

	Fiscal year ended September 30, 2022
	Parent	Other Subsidiaries	Primary Beneficiary of VIE	VIE and VIE subsidiary (PRC)	Eliminations adjustments	Consolidated Total
Intercompany receivables	216,571	—	—	59,417	(275,988)	—
Total current assets	223,896	56,807	—	76,825	(275,988)	81,540
Intercompany payables	—	63,040	212,948	—	(275,988)	—
Working capital	223,172	(52,156)	(212,964)	(169,376)	—	(211,325)
Investments in subsidiaries	—	90,907	—	—	(90,907)	—
Benefits through VIEs and VIE’s subsidiaries	—	—	233,520	—	(233,520)	—
Total Assets	223,896	165,831	233,520	112,123	(600,415)	135,955

Selected Condensed Consolidated Statements of Operations Data

	For the Year Ended September 30, 2024
	Parent	Other Subsidiaries	Primary Beneficiary of VIE	VIE and VIE subsidiary (PRC)	Eliminations adjustments	Consolidated Total
Third-party revenues	—	31,025	—	82,356	—	113,381
Intra- group revenues	—	4,380			(4,380)	—
Total revenue	—	35,405	—	82,356	(4,380)	113,381
Third-party costs of Revenue	—	(24,137)	—	(73,177)	—	(97,314)
Intra- group costs of Revenue	—	(4,380)	—	—	4,380	—
Total costs of Revenue	—	(28,517)	—	(73,177)	4,380	(97,314)
Total Operating expenses	(16,272)	(27,692)	—	(11,907)	3,205	(52,666)
Loss from subsidiaries and VIE	(30,674)		(30,674)	—	61,348	—
Income (loss) from non-operations	—	(8,255)	—	1,174	62,419	55,338
Income (loss) before income tax expenses	(46,946)	(29,059)	(30,674)	(1,554)	126,972	18,739
Less: income tax expenses	—	(61)	—	—	—	(61)
Net income	(46,946)	(29,120)	(30,674)	(1,554)	126,972	18,678
Less: net loss attributable to non-controlling interests				(2,034)		(2,034)
Net Income (loss) attributable to Origin Agritech Limited’s shareholders	(46,946)	(29,120)	(30,674)	480	126,972	20,712

	For the Year Ended September 30, 2023
	Parent	Other Subsidiaries	Primary Beneficiary of VIE	VIE and VIE subsidiary (PRC)	Eliminations adjustments	Consolidated Total
Third-party revenues	—	39,696	—	53,611	—	93,307
Intra- group revenues	—	18,574	—	—	(18,574)	—
Total revenue	—	58,270	—	53,611	(18,574)	93,307
Third-party costs of Revenue	—	(30,208)	—	(45,876)	24	(76,060)
Intra- group costs of Revenue	—	(18,574)	—	—	18,574	—
Total costs of Revenue	—	(48,782)	—	(45,876)	18,598	(76,060)
Total Operating expenses	(5,022)	(20,448)	—	(7,568)	800	(32,238)
Income from subsidiaries and VIE	39,458	—	39,458	—	(78,916)	—
Income (loss) from non-operations	—	(39,394)	—	89,807	27,409	77,822
Income before income tax expenses	34,436	(50,354)	39,458	89,974	(50,683)	62,831
Less: income tax (benefit) expenses	—	(162)	—	—	—	(162)
Net income	34,436	(50,516)	39,458	89,974	(50,683)	62,669
Less: net income (loss) attributable to non-controlling interests	—	—	—	7,337	—	7,337
Net income attributable to Origin Agritech Limited’s shareholders	34,436	(50,516)	39,458	82,637	(50,683)	55,332

	For the Year Ended September 30, 2022
	Parent	Other Subsidiaries	Primary Beneficiary of VIE	VIE and VIE subsidiary (PRC)	Eliminations adjustments	Consolidated Total
Third-party revenues	—	45,000	—	7,580	—	52,580
Intra- group revenues	—	2,584	—	3,224	(5,808)	—
Total revenue	—	47,584	—	10,804	(5,808)	52,580
Third-party costs of Revenue	—	(31,591)	—	(4,795)	—	(36,386)
Intra- group costs of Revenue	—	(2,584)	—	(3,224)	5,808	—
Total costs of Revenue	—	(34,175)	—	(8,019)	5,808	(36,386)
Total Operating expenses	(5,261)	(17,000)	—	(10,345)	3,516	(29,090)
Income from subsidiaries and VIE	6,316	—	—	6,316	—	(12,632)
Income (loss) from non-operations	—	(57,603)	—	75,056	(2,246)	15,207
Income before income tax expenses	1,055	—	(61,194)	6,316	—	67,496
Less: income tax (benefit) expenses	—	14	—	—	—	—
Net income (loss)	1,055	—	(61,180)	6,316	—	67,496
Less: net income (loss) attributable to non-controlling interests	—	—	—	8,590	—	8,590
Net income (loss) attributable to Origin Agritech Limited’s shareholders	1,055	(61,180)	6,316	58,906	(11,362)	(6,265)

Selected Condensed Consolidated Cash Flows Information

	For the Year Ended September 30, 2024
	Parent	Other Subsidiaries	Primary Beneficiary of VIE	VIE and VIE subsidiary (PRC)	Eliminations adjustments	Consolidated Total
Total cash provided by (used in) operating activities	(20,945)	163	—	5,751	—	(15,031)
Total cash used in investing activities	—	—	—	(4,972)	—	(4,972)
Total cash provided by (used in) financing activities	20,023	(14,019)	—	(1,506)	—	4,498
Effect of exchange rate changes	172	—	—	—	—	172
Restricted cash	—	—	—	—	—	—
Net decrease in cash, cash equivalents and restricted cash	(750)	(13,856)	—	(727)	—	(15,333)

	For the Year Ended September 30, 2023
	Parent	Other Subsidiaries	Primary Beneficiary of VIE	VIE and VIE subsidiary (PRC)	Eliminations adjustments	Consolidated Total
Total cash provided by operating activities	(19,864)	2,717	—	11,691	—	(5,456)
Total cash used in investing activities	—	(2,312)	—	(8,912)	—	(11,224)
Total cash used in financing activities	17,636	6,884	—	(1,587)	—	22,933
Effect of exchange rate changes	(214)	—	—	—	—	(214)
Restricted cash	—	—	—	—	—	—
Net decrease in cash, cash equivalents and restricted cash	(2,442)	7,289	—	1,192	—	6,039

	For the Year Ended September 30, 2022
	Parent	Other Subsidiaries	Primary Beneficiary of VIE	VIE and VIE subsidiary (PRC)	Eliminations adjustments	Consolidated Total
Total cash provided by operating activities	(4,567)	(2,661)	—	10,519	—	3,291
Total cash used in investing activities	—	(480)	—	(622)	—	(1,102)
Total cash used in financing activities	1,614	7,306	—	(9,252)	—	(332)
Effect of exchange rate changes	447	—	—	—	—	447
Restricted cash	—	—	—	14	—	14
Net decrease in cash, cash equivalents and restricted cash	(2,506)	4,165	—	659	—	2,318

Business Overview

Origin, along with its subsidiaries and VIE controlled entities, is focused on agricultural biotechnology, operating in the PRC. Our seed research and development activities specialize in crop seed breeding and genetic improvement. Origin believes that it has built a solid capacity for seed breeding technologies, including marker-assisted breeding and doubled haploids technologies, which it believes, along with its rich germplasm resources, will allow it to become a significant seed technology company in China.

We built an agricultural biotechnology research center in 2005 and have been leading the development of biotechnology among crop seed companies in China since then. We have established plant genetic engineering technology platforms, including transforming herbicide tolerance, insect resistance, nitrogen utilization efficiency, and drought stress tolerance traits into corn inbred lines. Of note, we made significant strides in developing our exclusive herbicide tolerance, insect resistance and phytase products, and recently drought resistant products. In November 2009, our genetically modified phytase corn received the Bio-Safety Certificate from China’s Ministry of Agriculture and Rural Affairs (“MARA”). This was the world’s first genetically modified phytase corn and also the first genetically modified corn seed product in China. The certificate was renewed by MARA in January 2015. We believe we have established a substantial seed product and germplasm pipeline.

Through the subsidiary Xinjiang Origin, the Company maintains its “Green Pass” status, providing the Company with the competitive advantage of introducing new hybrid varieties to the Chinese market under an expedited government approval process.

We seek to utilize China’s emerging technology base for our future development. In particular, from time to time we enter and further develop cooperative agreements with publicly funded research institutes in China. In exchange for providing funding to these institutes, we receive rights, which are frequently exclusive rights, to market any seeds developed by these institutes. When a seed is ready to be marketed, we negotiate with the institute to establish an arrangement by which we are permitted to sell the newly developed seeds in exchange for the payment of certain fees to the institute. We believe that these cooperative agreements allow us to access new products without expending substantial costs for our own research and development.

In December, 2019, the Chinese Ministry of Agriculture and Rural Affairs, MARA, announced a list of GMO traits, including two corn traits, that were awarded biosafety certificates. This signifies the potential commercialization of GMO corn technologies in China. In September, 2020, the Standard Testing Method and Procedures of the Company’s two GMO corn seed traits were approved in a newly published National Standards Catalog by MARA. The traits that received the National Testing Standard approval are GH5112E-117C, the Company’s double stack of insect resistance and herbicide tolerance corn and G1105E-823, the Company’s herbicide tolerance corn. As part of the approval process, the traits were tested and reviewed by third-party institutes appointed by the MARA. This method will be the national standard for testing procedures for these traits in future variety development and commercialization.

During the third fiscal quarter of 2020, the Company was awarded an RMB6.5 million (US$0.95 million) grant from MARA for the successful evaluation of the effects of two of its GMO corn traits, GH5112E-117C and G1105E-823. The MARA’s grant program was established to award achievement in agricultural technology innovation and to speed up the technology’s applications in agriculture production. The grant award of Origin’s two GMO traits not only validates the success of our past research efforts but also shows the government’s strong support of GMO research and product development in China.

Recently, the Ministry of Agriculture has taken several steps to encourage the GMO industry. Of primary importance is that passage of a new law with regard to hybrid seed approvals. As a result of the law change, three new corn traits have received biosafety certificate approvals in December of 2021. Overall, the renewed government activity with regards to GM biosafety certificate approvals is very positive after a decades-long pause in biosafety certificates approvals. Also, in December 2021, the Ministry of Agriculture published GMO corn and soybean variety approval procedures and standards which cleared the last regulatory obstruction in China. In June 2022, the Chinese National Crop Variety Approval Committee released two standards that should clear the path for cultivating genetically modified (GM) crops in the country. These are a “safety certificate” and a “variety approval” before crops can be commercially cultivated. Of particular importance is the “variety approval.” The Company believes that since variety approval hurdle has been cleared, commercialization of genetically modified crops in China is a real possibility.

Risk Factor Summary

Investing in Origin involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in Origin. Below please find a summary of the risks and challenges we face organized under relevant headings. These risks are discussed more fully in the section titled “Item 3. Key Information – Item 3.D. Risk Factors” in our 2024 Annual Report, which is incorporated in this prospectus by reference.

Risks Relating to Our Business

Below is a summary of what the company believes to be the primary risk factors that an investor should consider when judging an investment in the company. Those risk factors identified below should not be to the exclusion of all the other risk factors discussed in this report.

●        We operate a portion of our businesses through a VIE structure, which means investors ultimately may be found not to own a part of our business. There are many risks associated with a VIE structure, which are explained at length herein.

●        Aspects of our business are conducted under technical service agreements and other contractual arrangements, which may not provide the business results and assurances we expect from our contract partners.

●        Our auditor has issued their opinion with a going concern qualification. We expect to need working capital from time to time in the future; we have no assured means of raising capital.

●        We need to continue to develop new seed traits to maintain our biotech pipeline of products. If we do not develop new products and keep up with industry trends, our business will experience setbacks.

●        Although we believe there is a significant, encouraging change in the regulatory approach to GMO seed products in the PRC, these changes are recent, and there still is uncertainty about full government acceptance and consumer acceptance of GMO seed products.

●        Development of aspects of our business is through joint ventures. Therefore, we rely on others to help us develop our business; we may not be able to maintain these relationships or control our business partners cooperation.

●        We face competition from many sources, including traditional seed products and international competition in the GM seed market.

●        To maintain our product integrity, we must protect our intellectual property rights and the quality of our products in the market place.

●        We operate in a regulated industry, therefore if we do not comply with the different applicable laws and regulations, our business may be impaired and we may suffer economic disruption and penalties.

●        Because Origin is a foreign private issuer, investors may not be able to enforce rights common to investors in companies based in or founded in the United States. Also, under SEC and Nasdaq rules, we do not have to provide in our reports certain corporate governance information and provide investor protections at the level of a United States based reporting company.

●        The trading of our ordinary shares on Nasdaq is inconsistent. You may not be able to effect transactions in your shares at a posted price or in the quantity you desire.

Risks Relating to Doing Business in the PRC

●        The PRC has many regulations relating to the seed business and internet sales business. If we do not comply with PRC regulations, we may not be able to operate our business or we may be fined, both of which would adversely affect our business, operations and revenues.

●        The company requires a crop seed production and management license, which is fundamental to its operations. Origin, through Hainan Aoyu Biotchnology Co., Ltd. is in the process of applying for this license. If it is unable to obtain the license, Origin’s business will be materially impaired and it may not be able to carry on its primary business activity.

●        Changes in laws, regulations and policies in China could adversely affect us. We could be adversely affected by uncertainties with respect to the PRC legal system because the interpretations and enforcement of many laws, regulations, and rules may be subject to changes. Since the PRC legal system and regulatory environment continue to rapidly evolve, rules and regulations in China can change quickly with little advance notice.

●        The technical services agreements between Origin Biotechnology and the other operating subsidiaries, including the VIE arrangement, may be subject to scrutiny by the PRC tax authorities for transfer pricing adjustments.

●        The discontinuation of any of the preferential tax treatments currently available to our PRC subsidiaries could materially increase our tax liabilities.

●        Tax treatment for the subsidiaries in China may change from past tax treatment, which could increase our tax liabilities in future fiscal years.

●        Under China’s Enterprise Income Tax Law, we may be classified as a “resident enterprise” of China. Such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

●        Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations. The PRC government exerts substantial influence over the manner in which we conduct our business and may intervene in our offerings conducted overseas or foreign investment in China-based issuer. Any actions by the PRC government to exert more oversight and discretion could result in a material adverse change in our operations, which may consequently have a material adverse effect on our financial condition, results of operations and our future prospects or hinder our ability to offer or continue to offer securities to investors. In such events, our Ordinary Shares could decline in value or become worthless.

●        Profit repatriation controls, to the extent that they apply to the company subsidiaries, may limit our ability to pay dividends and expand our business, and may reduce the attractiveness of investing in us.

●        Any fluctuations in exchange rates may adversely affect your investment.

●        PRC regulations relating to offshore investment activities by PRC residents may increase the administrative burden we face and create regulatory uncertainties that could restrict our overseas and cross-border investment activity. Failure by our shareholders who are PRC residents to make any required applications and filings pursuant to such regulations may prevent us from being able to distribute profits, if any, and could expose us and our PRC resident shareholders to liability under PRC law.

●        Changes in international trade policies, or the escalation of tensions in international relations, particularly with regard to China, may adversely impact our business and operating results.

●        You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in the PRC based on United States judgments against us, our subsidiaries, officers and directors.

●        We may become a passive foreign investment company, which could result in adverse U.S. tax consequences to U.S. holders.

Risks Relating to Owning Our Ordinary Shares

●        Certain provisions in our BVI organizational documents may discourage our acquisition by a third party, which could limit your opportunity to sell your shares at a premium.

●        We qualify as a foreign private issuer under United States securities laws and, as a result, are subject to reduced requirements with respect to the reporting of financial statements and other material events to our shareholders and the SEC.

●        Because Origin is a foreign private issuer, we have elected to follow British Virgin Islands law in connection with compliance under the Nasdaq Marketplace Rules, which restrict the application of the Nasdaq corporate governance requirements. Origin is not required to hold annual meetings. We do not have nominations and compensation committees.

●        A consistently active trading market for shares of our ordinary shares may not be sustained.

●        Our stock price may be volatile.

●        Although our independent registered public accounting firm is located in and operates from the United States, investors should be aware that public accounting firms operating in the China market may not be able to continue to do so under United States law and regulation.

Risks Relating to Our Corporate Structure

●        Part of our PRC operations is conducted through contractually controlled subsidiaries rather than by direct ownership of 100% of their equity, the terms of which may have to be enforced, which would require us to incur extra costs, create uncertainty as to ownership of the operating businesses involved, and risk the possible loss of rights.

●        Whether or not a stock consignment agreement is terminated depends on the consensus of our Board and the consignees. Any such termination could result in a possible loss of certain rights or assets held by us without receiving fair value in return.

●        If the PRC government finds that the agreements that establish the structure for operating some of our operations in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

●        The contractual arrangements with the VIE and its shareholders may not be as effective as direct ownership in providing operational control.

●        Any failure by the VIE or its shareholders to perform their obligations under the contractual arrangements with them would have a material and adverse effect on our business.

●        The shareholders of the VIE may have actual or potential conflicts of interest with us.

●        Our use of a VIE structure within our overall corporate organization exposes the company to potential loss of that portion of the business. Our involvement in food seed research, an industry that has limits on foreign ownership, could encourage the PRC government to intervene in our operations.

●        Contractual arrangements in relation to the VIE may be subject to scrutiny by the PRC tax authorities and they may determine that we or the VIE owes additional taxes, which could negatively affect our financial condition and the value of your investment.

●        Our current corporate structure and business operations may be substantially affected by the newly enacted Foreign Investment Law.

●        We may lose the ability to use and enjoy assets held by the VIE that are critical to the operation of our business, if the VIE declares bankruptcy or become subject to a dissolution or liquidation proceeding.

●        Apart from our capital funding, we may rely on dividends and other distributions from our wholly and partly owned subsidiaries and the VIE to upstream legally available funds for operational costs and any distributions that might be made by the BVI holding company to investors.

●        The oversight of the China Securities Regulatory Commission, Cyberspace Administration of China or other governmental authorities may adversely affect our business and their approval may be required in connection with this offering, and, if required, we cannot predict whether we will be able to obtain such approval.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider risk factors described in our Annual Report on Form 20-F, as amended, for our fiscal year ended September 30, 2024 and those contained in our other filings with the SEC, which are incorporated by reference in this prospectus, and any accompanying prospectus supplement and all other information contained in this prospectus and in any supplementary prospectus relating to the offering of any of our securities before purchasing any of our securities. Some statements in this prospectus, constitute forward-looking statements. Please refer to the section entitled “Forward-Looking Statements.”

The prospectus supplement applicable to each type or series of securities we offer may contain a discussion of risks applicable to the particular types of securities that we are offering under that prospectus supplement.  Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the caption “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained in the prospectus supplement or appearing or incorporated by reference in this prospectus.  These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline.  You could lose all or part of your investment.

General Market Oriented Risk Factors

If we are able to sell any securities through an offering, unless otherwise stated in a prospectus supplement, the proceeds will generally be available for general corporate purposes; thus our management likely will have broad discretion over the use of proceeds.

If we are able to sell any securities, it is likely that the proceeds will be for general corporate purposes. In that event our management will have broad discretion over the use of proceeds. These general uses will include funding operating costs, research and development, working capital needs, and other general corporate purposes, including possible acquisitions and investments in other businesses. Our management will have considerable discretion in the application of the net proceeds, and investors will not have the opportunity, as part of its investment decision, to assess whether the proceeds are being used appropriately. The net proceeds, if any, may be used for corporate purposes that do not improve our operating results or enhance the value of our ordinary shares. The failure of our management to use these funds effectively could have a material adverse effect on our business, cause the market price of our ordinary shares to decline and impair the commercialization of our products and/or delay the development of our product candidates.

Our need for future financing may result in the issuance of securities that will cause investors to experience dilution.

We have required, from time to time, equity capital to fund our operations. Our funding requirements depend on numerous factors, including our revenues, our expenses, and, among other things, the funding requirements of our research and development activities. We currently believe that we will need to obtain substantial additional funding in connection with our continuing operations. No assurance can be given as to our ability to procure additional financing, if required, on terms deemed favorable to us. To the extent additional capital is required and cannot be raised successfully, we may then have to limit our then operations and/or may have to curtail certain, if not all, of our business objectives and plans.

Our share price has fluctuated in the past, has recently been volatile and may be volatile in the future, and as a result, investors in our ordinary shares could incur substantial losses.

Our stock price has fluctuated in the past. Recently it has been volatile, and it may be volatile in the future. In addition, there has been broad stock market and industry fluctuations in general, and the market for bio-technology companies, in particular, has experienced volatility that often has been unrelated to the operating performance of particular companies. As a result of this volatility, investors may experience losses on an investment in our ordinary shares. The market price for our ordinary shares may be influenced by many factors, including, but not limited to, the following:

•	investor reaction to our business strategy;

•	the success of competitive companies and their products or technologies;

•	regulatory or legal developments, especially changes in laws or regulations applicable to our GM seed products;

•	actions taken by regulatory agencies with respect to our seed products and GM authorization;

•	variations in our financial results or those of companies that are perceived to be similar to us;

•	the success of our efforts to acquire additional products and establish an e-commerce distribution platform;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	developments or disputes concerning proprietary rights;

•	our ability or inability to raise additional capital and the terms on which we raise it;

•	the recruitment or departure of key personnel;

•	conditions in the seed distribution and PRC agricultural products market sector;

•	declines in the market prices of stocks generally;

•	actual or anticipated changes in earnings estimates or changes in stock market analyst recommendations, if any, regarding our ordinary shares, other comparable companies, or our industry generally;

•	trading volume of our ordinary shares;

•	sales of our ordinary shares, including options and warrants for our ordinary shares, by us or our stockholders;

•	general economic, industry and market conditions;

•	other events or factors, including those resulting from such events, or the prospect of such events, including war, terrorism and other international conflicts, public health issues including health epidemics or pandemics such as COVID-19, and natural disasters such as fire, hurricanes, earthquakes, tornados or other adverse weather and climate conditions, whether occurring in the Peoples’ Republic of China, the United States or elsewhere, could disrupt our operations, disrupt the operations of our suppliers or result in political or economic instability; and

•	the other risks described in this “Risk Factors” section and the “Risk Factors” sections included in the documents incorporated by reference in this prospectus.

These broad market and industry factors may seriously harm the market price of our ordinary shares, regardless of our operating performance. Since the stock price of our ordinary shares has fluctuated in the past, has been volatile from time to time, and may be volatile in the future, investors in our ordinary shares could incur substantial losses. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, financial condition, results of operations and growth prospects.

The sale by affiliates of their shares of Ordinary Shares may cause the market price of our shares to decline.

The sale of our ordinary shares by our affiliates could increase the share selling volume and could adversely impact the price of the ordinary shares in the securities market to be at a price less than the price at which shares are being offered hereby. Investors in may not be able to sell their ordinary shares to recover their purchase price and may have to hold their ordinary shares for a long period of time.

We have additional securities authorized under our articles and memorandum and available for issuance, which, if issued, could adversely affect the rights of the holders of our ordinary shares.

Our articles and memorandum authorizes the issuance of an large number of ordinary shares compared to our current outstanding shares, upon resolution of our board of directors, without stockholder approval. Any future issuances of ordinary shares would further dilute the percentage ownership of us held by holders of our ordinary shares. In addition, the issuance of additional shares may be used as an “anti-takeover” device without further action on the part of our stockholders, and may adversely affect the holders of the ordinary shares.

If we fail to maintain compliance with the continued listing requirements of Nasdaq, we would face possible delisting, which would result in a limited public market for our ordinary shares and make obtaining future debt or equity financing more difficult for us.

Our ordinary shares are traded and listed on Nasdaq under the symbol of “SEED.” From time to time, we have not been in compliance with various of the listing requirements of Nasdaq. There is no assurance that we will be able to maintain compliance with the Nasdaq continued listing requirements, or if we fail to maintain the required compliance that we will be able to regain compliance. If we fail to maintain or regain compliance, our ordinary shares will lose their status on Nasdaq, and they would likely be traded on the over-the-counter markets. As a result, selling the ordinary shares could be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and security analysts’ coverage of us may be reduced. In addition, in the event the ordinary shares are delisted, broker dealers would bear certain regulatory burdens which may discourage them from effecting transactions in the ordinary shares and further limit the liquidity of the ordinary shares. These factors could result in lower prices and larger spreads in the bid and ask prices for the ordinary shares. Delisting from Nasdaq and declines in the ordinary share price in the market would likely impair our ability to raise additional necessary capital through equity or debt financing and could significantly increase the ownership dilution to shareholders caused by the Company issuing equity in financing or other transactions.

We are incorporated under the laws of the British Virgin Islands, which can limit the ability of a shareholder to enforce their rights against the Company.

The British Virgin Islands has an underdeveloped body of securities laws and what laws do exist provide less protection to investors compared to the securities laws of the United States. Additionally, it is uncertain that shareholders may initiate a derivative action in the United States against a British Virgin Islands company and its directors and officers. It may also be difficult for a shareholder to enforce in United States courts judgments obtained in United States courts based on the civil liability provisions of the United States federal securities laws against the Company and its officers and directors. There is uncertainty as to whether the courts of the British Virgin Islands would recognize or enforce judgments of United States courts against the Company or its officers and directors predicated upon the civil liability provisions of the securities laws of the United States or any state. There is no statutory recognition in the British Virgin Islands of judgments obtained in the United States, although the courts of the British Virgin Islands will generally recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. It is uncertain whether British Virgin Islands courts would be competent to hear original actions brought in the British Virgin Islands against us or those persons predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

Substantially all of the company assets are located in China. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and most of their assets are located outside the United States. These persons include: Mr. Gengchen Han, Mr. Shaojiang Chen, Mr. Min Lin, Mr. Weibin Yan and Mr. Chi Kin Cheng. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these non-US individuals, or to bring an action against the Company or these individuals in the United States, or to enforce against the Company or these persons any judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

Also, the Company has been advised that foreign judgments do not have direct effect in the BVI. It may be, however, possible to enforce a foreign judgment by action at common law or, in the case of judgments from certain jurisdictions, by registration under the Foreign Judgments Reciprocal Enforcement Ordinance or the Reciprocal Enforcement of Judgments Act in the BVI. It should be noted that not every foreign judgment is capable of enforcement. Some may lend themselves only to recognition by the BVI courts. The Reciprocal Enforcement of Judgments Act (As Revised) and the Foreign Judgments (Reciprocal Enforcement) Ordinance (As Revised) does not extend to Israel or the United States of America and thus enforcement by common law would have to be sought.

(a) Under common law, any final and conclusive money judgment for a definite sum obtained against the debtor in the courts of a foreign jurisdiction is treated by the BVI courts as a cause of action for debt itself so that no retrial of the issues is necessary provided that in respect of the foreign judgment certain criteria are met.

(b) A party to a judicial proceeding in a foreign court outside the BVI who has in its favor a non-money judgment, such as a declaratory judgment or an injunction, may, in certain circumstances, be able to enforce that judgment in the courts of the BVI. This would involve that party bringing fresh proceedings in the BVI in which the equitable doctrine of estoppel could be relied upon to obtain summary judgment from the BVI court on the basis that it would be an abuse of process for the claim to be re-litigated. In order to avail itself of the equitable doctrine of estoppel, certain requirements must be met including: (a) the non-money foreign judgment must be based on a cause of action recognized under the law of the BVI; (b) the foreign judicial proceeding must have identical parties and identical issues; (c) the foreign judgment must be rendered by a court with judicial authority; (d) the judgment must be final and conclusive; and (e) the judgment debtor must either have been present in the foreign country at the time the foreign proceedings were commenced, or have submitted to the jurisdiction of the foreign court by voluntarily appearing in the foreign proceedings, or prior to the commencement of those proceedings, agreed to submit to the jurisdiction of the foreign court in respect of the subject matter of the proceedings.

THE BUSINESS

Overview

Origin Agritech Limited, referred to as Origin, along with its subsidiaries, is focused on agricultural biotechnology, operating in the PRC. Our seed research and development activities specialize in crop seed breeding and genetic improvement. Origin believes that it has built a solid capacity for seed breeding technologies, including marker-assisted breeding and doubled haploids technologies, which it believes, along with its rich germplasm resources, will allow it to become a significant seed technology company in China.

We built an agricultural biotechnology research center in 2005 and have been leading the development of biotechnology among crop seed companies in China since then. We have established plant genetic engineering technology platforms, including transforming herbicide tolerance, insect resistance, nitrogen utilization efficiency, and drought stress tolerance traits into corn inbred lines. Of note, we made significant strides in developing our exclusive herbicide tolerance, insect resistance and phytase products, and recently drought resistant products. We are pursuing the approval of GM seed products in China, including genetically modified phytase corn, glyphosate tolerant corn and insect resistant corn. We believe we have established a substantial seed product and germplasm pipeline.

Recently, the Ministry of Agriculture has taken a number of steps to encourage the GMO industry. In June 2022, the Chinese National Crop Variety Approval Committee released two standards that should clear the path for cultivating genetically modified (GM) crops in the country. These are a "safety certificate" and a "variety approval" processes before crops can be commercially cultivated. Of particular importance is the "variety approval." The Company believes that since variety approval hurdle has been cleared, commercialization of genetically modified crops in China is a real possibility. These indicators are generally seen as the country preparing to allow GM enhanced corn to be commercialized in China. However, the exact timing and nature of the future GM corn regulation is still uncertain. So, there continues to be regulatory uncertainty.

Through the subsidiary Xinjiang Origin, the Company maintains its “Green Pass” status, providing the Company with the competitive advantage of introducing new hybrid varieties to the Chinese market under an expedited government approval process.

We seek to utilize China’s emerging technology base for our future development. In particular, from time to time we enter and further develop cooperative agreements with publicly funded research institutes in China. In exchange for providing funding to these institutes, we receive rights, which are frequently exclusive rights, to market any seeds developed by these institutes. When a seed is ready to be marketed, we negotiate with the institute to establish an arrangement by which we are permitted to sell the newly developed seeds in exchange for the payment of certain fees to the institute. We believe that these cooperative agreements allow us to access new products without expending substantial costs for our own research and development.

Corporate Information

Origin was incorporated in the British Virgin Islands on February 10, 2005, and is governed by the BVI Business Companies Act, 2004 by re-registration on July 10, 2006.

Chardan China Acquisition Corp., the predecessor of Origin, was a blank check company organized as a corporation under the laws of the State of Delaware on December 5, 2003. It was formed for the purpose of effecting a business combination with a company or companies having operations based in China. In February 2005, Chardan China Acquisition Corp. re-domesticated and continued as a British Virgin Islands company, and then it acquired the PRC operations the Company, by effecting an acquisition of State Harvest Holding Inc., a British Virgin Islands company that was the owner of the PRC operations. As part of the acquisition, the parent company was renamed “Origin Agritech Limited,” referred to herein as Origin.

Our ordinary shares, have traded on the Nasdaq Capital Market since June 5, 2019. Prior to trading on that market, our ordinary shares were traded on the Nasdaq Global Market from November 8, 2005 to June 25, 2007, and the Nasdaq Global Select Market from June 26, 2007 to June 4, 2019.

Our principal executive offices are located at Origin R&D Center, Xushuang Road, Songzhuang Town, Tongzhou District, Beijing China 101119, and our telephone number is (86-10) 8958-6206.

History of Recent Corporate Transition

We were founded as a private sector traditional seed development, marketing, and distribution company. Our development activities include creating genetically modified seeds. In 2015, we began our corporate strategic transition from a traditional seed company to a biotechnology seed company. We developed transgenic corn seed products, including our first generation biotech product phytase traits, second generation biotech product glyphosate tolerance traits and our new technologies of stacked traits of Bt and glyphosate tolerance genes. In 2016, we completed the laboratory and field production trials for our first generation pest/weed trait.

In September 2016, as part of our corporate re-focusing, we entered into a Master Transaction Agreement, along with our then controlled companies Beijing Origin Seed Limited (“Beijing Origin”), Denong Zhengcheng Seed Limited (“Denong”), Changchun Origin Seed Technology Development Limited, (“Changchun Origin”), Linze Origin Seed Limited (“Linze Origin”), with Beijing Shihui Agricultural Development Co. Ltd., a company incorporated under the Laws of the PRC (“Shihui”), to sell our commercial seed production and distribution assets and certain other assets in the PRC to Shihui (the “Sale”). In 2018, we closed the first phase of the Master Transaction Agreement and sold the subsidiaries Denong, Changchun Origin and Linze Origin. We terminated the second phase of the Master Transaction Agreement and retained our commercial seed business under Beijing Origin along with the headquarters building in Beijing.

During 2018 and 2019, we entered into regional joint ventures for the seed distribution. These joint ventures include: Hubei Aoyu in Hubei Province, Anhui Aoyu in Anhui province, Xuzhou Aoyu in Jiangsu province, Shandong Aoruixinong in Shandong province and Henan Aoyu in Henan province. Origin indirectly holds 50% of the equity in Anhui Aoyu and 51% of equity in the other joint ventures. The remaining equity interests in those joint ventures are held by local distributors. Origin owns these joint ventures through Origin Biotechnology.

In 2019, the company entered into a Cooperation Framework Agreement with Beijing Changping Technology Innodevelop Group (BC-TID), an entity owned by the government of Changping District of Beijing City. Under this agreement, BC-TID and the company formed a new entity, of which 51% and 49% of equity interests would be owned by BC-TID and the company, respectively. Beijing Origin contributed the headquarters building in Beijing to the new entity. BC-TID invested a total of RMB137.7 million ($20.2 million) as part of the agreement. The transaction has been completed by both Origin and BC-TID and has been approved by the required government officials. With the closing of this transaction in August 2023, BC - TID and Beijing Origin State Harvest Biotechnology Limited (Origin Biotechnology) own 51% and 47% of Beijing Origin, respectively. Beijing Origin also transferred all of its ownership of Xinjiang Originbo to Hainan Aoyu during fiscal 2023. The cash amount was used to repay the bank loan of the Company on the headquarters building and provide working capital. As part of the agreement, the Company transferred its seed business of Beijing Origin to Beijing Origin State Harvest Biotechnology Limited (Origin Biotechnology) and Hainan Aoyu Biotechnology Limited(Hainan Aoyu), of which the former is the Company’s wholly owned entity in China and latter is the Company’s VIE in China that is registered in 2022 in Hainan Province.

Hainan Aoyu is located in the tropical region of China. Having a subsidiary and operations in Hainan allows us to conduct research during the winter period. Origin Biotechnolgy holds 100% ownership of Hainan Aoyu through a VIE arrangement. Also in 2022 we founded a US subsidiary OAL SMY Corporation in New Jersey,.

In 2023, we entered into a regional joint venture for corn supply chain and Nutrition Enhanced Corn (NEC) grow - by - contract business. The joint venture is Baodao Origin in Henan province. Origin indirectly holds 51% of the joint venture and the remaining equity interest is held by a feed process enterprise. In September 2024, Origin quit the joint venture.

USE OF PROCEEDS

Unless otherwise indicated in the prospectus supplement, the net proceeds from the sale of securities offered hereby will be used for general corporate purposes and working capital requirements, which may include, among other things, the repayment or repurchase of debt obligations, redemption of outstanding equity securities and other capital expenditures. We may also use a portion of the net proceeds for licensing or acquiring intellectual property or technologies to incorporate into our products and product candidates or our research and development programs, capital expenditures, to fund possible investments in and acquisitions of complementary businesses or partnerships. We have not determined the amounts we plan to spend on the areas listed above or the timing of these expenditures, and we have no current plans with respect to acquisitions as of the date of this prospectus. As a result, unless otherwise indicated in the prospectus supplement, our management will have broad discretion to allocate the net proceeds of the offerings. Pending their ultimate use, we intend to invest the net proceeds in a variety of securities, including commercial paper, government and non-government debt securities and/or money market funds that invest in such securities.

DIVIDEND POLICY

We do not plan on declaring any cash dividends on our ordinary shares in the foreseeable future. We expect to retain all available cash funds and future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends, if any, on our ordinary shares will be at the discretion of our board of directors and will depend on, among other factors, our results of operations, financial condition, capital requirements and contractual restrictions and the requirements of the BC Act .

DESCRIPTION OF THE ORDINARY SHARES WE MAY OFFER

The following description of our ordinary shares is only a summary. This description and the description contained in any prospectus supplement is subject to, and qualified in its entirety by reference to, our memorandum and articles of association, the memorandum and articles, each as amended from time to time, which has previously been filed with the SEC and in the Territory of the British Virgin Islands, pursuant to the BVI Business Companies Act (As Revised).

We, sometimes referred to as the Company, are a British Virgin Islands company and our affairs are governed by our memorandum and articles of association, as amended from time to time, and the BVI Business Companies Act (As Revised), which we refer to as the “BC Act” below, and the common law of the British Virgin Islands. The following are summaries of material provisions of our memorandum and articles of association and the BC Act as they relate to the material terms of our ordinary shares.

Registered Office and Objects

Our registered office in the British Virgin Islands is at the offices of Maples Corporate Services (BVI) Limited, PO Box 173, Kingston Chambers, Road Town, Tortola, British Virgin Islands.

We are established for unrestricted purposes, and we have full power and authority to carry out any object not prohibited by the BC Act or any other law of the British Virgin Islands.

Board of Directors

The business and affairs of the Company shall be managed by the directors who may exercise all such powers of the Company as are not by the BC Act or by the Memorandum or the Articles required to be exercised by the members of the Company, subject to any delegation of such powers as may be authorized by the Articles and to such requirements as may be prescribed by a resolution of members; but no requirement made by a resolution of members shall prevail if it be inconsistent with the Articles not shall such requirement invalidate any prior act of the directors which would have been valid if such requirement had not been made.

The minimum number of directors shall be five and there shall be no maximum number. The directors may by a resolution of directors change the number of directors. For as long as the Company’s shares are listed on Nasdaq, the Directors shall include such number of independent directors as applicable law, regulations or the Nasdaq regulations required for a foreign private issuer as long as the Company is a foreign private issuer. The continuing directors may act, notwithstanding any casual vacancy in their body, so long as there remain in office not less than the prescribed minimum number of directors duly qualified to act, but if the number falls below the prescribed minimum, the remaining directors shall not act except for the purpose of filling such vacancy. Any vacancy on the Board of Directors resulting from death, resignation, removal or other cause and any newly created directorship resulting from any increase in the authorized number of directors between meetings of members may be filled either by the affirmative vote of a majority of all the directors then in office (even if less than a quorum) or by a resolution of members.

Directors are not required to own any ordinary shares to act as a director. Directors must be an individual person.

The directors shall receive such remuneration as the Board may from time to time determine.

Director Nominations by Shareholders

Shareholders nominations, other than those made by or at the direction of the directors, shall be made pursuant to timely notice in writing to the secretary of the company. To be timely, a members’ notice shall be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the anniversary date of the prior year’s annual meeting; provided, however, that in the event that the date of the annual meeting changed by more than 30 days from such anniversary date, notice by the member to be timely must be so received not later than the close of business on the tenth day following the day on which public disclosure is first made of the date of the annual meeting. Any adjournment or postponement of the original meeting whereby the meeting will reconvene within 30 days from the original date shall be deemed for the purposes of this notice to be a continuation of the original meeting and no nominations by a member of persons to be elected directors of the Company may be made at any such reconvened meeting unless pursuant to a notice which was timely for the meeting on the date originally scheduled. Each such notice shall set out:

(i)	the name and address of the member who intends to make the nomination and of the persons to be nominated;
(ii)	a representation that the member is a holder of record of shares in the Company entitled to vote at such meeting and that he intends to appear in person or by a proxy at the meeting to nominate the persons specified in the notice;
(iii)	a description of all arrangements at understandings between the member and each nominee and any other person (naming such person) pursuant to which the nominations are to be made by the member;
(iv)	such other information regarding each nominee proposed by such member as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the United States Securities and Exchange Commission, had each nominee been nominated, or intended to be nominated, by the directors;
(v)	the consent of each nominee to serve as a director of the Company if so elected; and
(vi)	if the member intends to solicit proxies in support of such member’s nominees, a representation to that effect.

The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure. Only such persons as are nominated in accordance with the procedures set out in the articles shall be eligible to serve as directors of the Company. If at any meeting of members at which an election of directors ought to take place, the place of any retiring director is not filled, he shall, if willing, continue in office until the dissolution of the annual meeting of members in the next year, and so on from year to year until his place is filled, unless it shall be determined at such meeting not to fill such vacancy.

A director shall cease to hold office as such only: (a) if he becomes of unsound mind; (b) if (unless he is not required to hold a share qualification) he has not duly qualified himself within two months of his appointment or if he ceases to hold the required number of shares to qualify him for office; (c) if he is absent from meetings of the directors for six consecutive months without leave of the board of directors, provided that the directors shall have power to grant any director leave of absence for any or an indefinite period; (d) if he dies; (e)one month or, with the permission of the directors earlier, after he has given notice in writing of his intention to resign; (f) if he shall, pursuant to the provisions of the Act, be disqualified or cease to hold office or be prohibited from acting as director; (g) if he is removed from office by a resolution signed by a majority of the directors; or (h) if he is removed from office for cause by a resolution of members. For the purposes hereof, cause means the willful and continuous failure by a director to substantially perform his duties to the Company (other than any such failure resulting from incapacity due to physical or mental illness) or the willful engaging by the director in gross misconduct materially and demonstrably injurious to the Company; or (i) if he is removed from office without cause by a resolution of the majority of the members of the Company, being an affirmative vote of the holders of 66 2/3 percent or more of the outstanding votes of the shares entitled to vote thereon.

Ordinary and Preferred Shares

The Company is authorized to issue two classes of shares as follows: (a) 60,000,000 shares in one series of no par value (“Ordinary Shares”); and (b)1,000,000 preference shares in one series of no par value (“Preferred Stock”). The Company may issue fractional Shares and a fractional Share shall have the corresponding fractional rights, obligations and liabilities of a whole Share of the same class or series of shares. All of our issued and outstanding ordinary shares are fully paid and non-assessable. Our ordinary shares are issued in registered form and are issued when registered in our register of members. We may not issue share to bearer. Our shareholders who are non-residents of the British Virgin Islands may freely hold and transfer their ordinary shares.

The Board of Directors of the Company is authorized to amend the Company’s memorandum and articles of association to provide for the creation from time to time of one or more classes of shares of preferred stock, and pursuant to such amendment, to establish the number of shares and series to be included in each such class, and to fix the designation, relative rights, preferences, qualifications and limitations of the shares of each such class.

The authority of the Board of Directors with respect to each class shall include, but not be limited to, determination of the following: (a) the number of shares and series constituting that class and the distinctive designation of that class; (b) the dividend rate on the shares of that class, whether dividends shall be cumulative, and, if so, from which date or dates, and whether they shall be payable in preference to, or in another relation to, the dividends payable on any other class or classes of stock; (c) whether that class shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights; (d) whether that class shall have conversion or exchange privileges, and if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine; (e) whether or not the shares of that class shall be redeemable, and, if so, the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all shares are to be redeemed, the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (f) whether that class shall be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of that class, and, if so, the terms and amounts of such sinking fund; (g) the right of the shares of that class to the benefit of conditions and restrictions upon the creation of indebtedness of the Company or any subsidiary, upon the issue of any additional stock (including additional shares of such class of any other class) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Company or any subsidiary of any outstanding stock of the Company; (h) the right of the shares of that class in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and whether such rights shall be in preference to, or in another relation to, the comparable rights of any other class or classes of stock; and (i) any other relative, participating, optional or other special rights, qualifications, limitations or restrictions of that class.

The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to memorandum and articles of association and the BC Act.

Holders of ordinary shares shall be entitled to one vote on all matters subject to a vote at general meetings of the shareholders.

Shareholder Quorum

A quorum required for a meeting of shareholders is if at the commencement of the meeting, there are present in person or by proxy not less than 50 percent of the votes of the shares or class or series of shares entitled to vote on resolutions of members to be considered at the meeting. If a quorum be present, notwithstanding the fact that such quorum may be represented by only one person then such person may resolve any matter and a certificate signed by such person accompanied where such person be a proxy by a copy of the proxy form shall constitute a valid resolution of members.

Shareholder Proposals

For business to be properly brought to the annual meeting of members by a shareholder, the shareholder must have given timely written notice thereof, either by personal delivery or by prepaid registered post to the secretary of the Company at the principal executive offices of the Company. To be timely, a member’s notice must be delivered not less than 60 days nor more than 90 days prior to the anniversary date of the prior year’s annual meeting; provided, however, that in the event that the date of the annual meeting changed by more than 30 days from such anniversary date, in order to be timely, notice by the member must be so received not later than the close of business on the tenth day following the day on which public disclosure is first made of the date of the annual meeting. Any adjournment(s) or postponement(s) of the original meeting whereby the meeting will reconvene within 30 days from original date shall be deemed, for purposes of notice, to be a continuation of the original meeting and no business may be brought before any reconvened meeting unless such timely notice of such business was given to the Secretary for the meeting as originally scheduled. A member’s notice to the Secretary shall set out as to each matter that the member wishes to be brought before the meeting of members: (i) a brief description of the business desired to be brought before the meeting; (ii) the name and address of record of the member proposing such business; (iii)the class and number of shares of the Company which are beneficially owned by such member; (iv) any material interest of such member in such business; and (v) if the member intends to solicit proxies in support of such member’s proposal, a representation to that effect.

Special Meetings

Special meetings of members (being all meetings of members which are not annual meetings) may be called only by the directors pursuant to a resolution of directors to that effect or upon the written request of members holding more than 50 percent of the votes of the outstanding voting shares in the Company.

Shareholder Approval

Resolutions of the shareholders will be approved at a duly convened and constituted meeting of the shareholders of the Company by the affirmative vote of (a) a simple majority of the votes of the shares entitled to vote thereon which were present at the meeting and were voted and not abstained, or (b) a simple majority of the votes of each class or series of shares which were present at the meeting and entitled to vote thereon as a class or series and were voted and not abstained and of a simple majority of the votes of the remaining shares entitled to vote thereon which were present at the meeting and were voted and not abstain.

Nasdaq Marketplace Rule Exclusionts

As a foreign private issuer (“FPI”) whose securities are listed on The Nasdaq Capital Market, however, we are permitted to follow certain home country corporate governance practices instead of the requirements of the Nasdaq Marketplace Rules pursuant to Rule 5615, which provides for an exemption from compliance with the Rule 5600 Series. We have provided to Nasdaq the necessary documentation to afford the Company these exemptions. We are incorporated under the laws of the British Virgin Islands. Our ordinary shares are registered with the SEC and are listed on the Nasdaq Capital Market. As a result, our corporate governance framework is subject to laws of the British Virgin Islands, or BVI, the securities laws and regulations of the United States, and the listing requirements of the Nasdaq Marketplace Rules. Under Rule 5615 of the Nasdaq Marketplace Rules, a foreign private issuer may follow its home country practice in lieu of the requirements of the Nasdaq Marketplace Rules. Rule 5605 requires U.S. domestic listed companies have a majority of independent directors on its board of directors. We are not required to have a majority of independent directors on our board of directors under BVI laws. However, currently, four of our seven directors are independent directors under applicable Nasdaq rules. Under Rule 5605 a U.S. domestic listed company is required to have a nominations committee and compensation committee. We are not required to have these committees under the BVI laws, and therefore are not required to have these committees under the Nasdaq rules. Notwithstanding the fact that they are not required, we do have these two committees, and follow the Nasdaq Marketplace Rules in the independence requirements of the members. Under Rule 5620, a U.S. domestic issuer must solicit proxies and provide proxy statements for all meetings of shareholders. There are no such mandatory requirements under BVI laws, and therefore, we are not required to hold an annual meeting of the shareholders. We follow our home country practice as to annual meetings. Under Rule 5635, a US domestic listed company is required to obtain shareholder approval of equity award plans and issuances of equity securities in excess of certain amounts based on our outstanding ordinary shares when at less than the market price or book value. There are no such mandatory requirements under BVI law. We do not plan to get shareholder approval for changes in or increases of shares in the 2014 Plan, approval of the 2021 Plan, or for any other equity award plan approved by the directors in the future or for issuances of equity securities that exceed 20% of the outstanding ordinary shares of the Company if they are sold at less than the market price or book value.

Transfer of Shares

Our shareholders may transfer all or any of its, his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Anti-Takeover Effect

Some provisions of our memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders.

DESCRIPTION OF WARRANTS WE MAY OFFER

The following description of warrants is only a summary. This description is subject to, and qualified in its entirety by reference to, the provisions of the applicable warrant agreement.

We may issue warrants for the purchase of the ordinary shares. Warrants may be issued independently or together with ordinary shares and may be attached to or separate from any other offered securities. Any issuance of warrants will be governed by the terms of the applicable form of warrant and any related warrant agreement, which we will file as an exhibit to our registration statement at or before the time we issue any warrants.

The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies (including composite currencies) in which the price of such warrants may be payable;

•	the terms of the securities purchasable upon exercise of such warrants and the procedures and conditions relating to the exercise of such warrants;

•	the price at which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants will commence and the date on which such right shall expire;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange or exercise of such warrants.

The prospectus supplement relating to any warrants to purchase ordinary shares may also include, if applicable, a discussion of certain U.S. federal income tax and ERISA considerations.

Each warrant will entitle its holder to purchase the number of ordinary shares at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. The exercise price may be paid either in cash or on a cashless exercise basis or any other means permitted by the BC Act.

After the close of business on the expiration date, unexercised warrants will become void. We will specify the place or places where, and the manner in which, warrants may be exercised in the applicable prospectus supplement.

Prior to the exercise of any warrants to purchase ordinary shares, the holders of the warrants will not have any of the rights of holders of the ordinary shares purchasable upon exercise.

PLAN OF DISTRIBUTION

We may sell the securities offered through this prospectus (1) to or through underwriters or dealers, (2) directly to purchasers, including our affiliates, (3) through agents, or (4) through a combination of any these methods. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or re-allowed or paid to dealers; and

•	any commissions paid to agents.

Sale Through Underwriters or Dealers

If underwriters are used in the sale of our securities, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities offered through this prospectus directly. In this case, no underwriters, dealers or agents would be involved. The securities may also be sold through agents, legally permitted to act as securities agents, designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Underwriter, Dealer or Agent Discounts and Commissions

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers as their agents in connection with the sale of securities, provided they are legally permitted to receive compensation for transactions in securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions, or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. Each prospectus supplement will identify any such underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

The maximum commission or discount to be received by any underwriter, dealer or agent will not be greater than eight percent (8%) of the maximum gross proceeds of the securities that may be sold under this prospectus. In order to pay any commissions or discounts or other fees, the underwriter, dealer or agent will be required to be registered with appropriate agencies and legally permitted to receive a commission, discount or fee in connection with the sale of securities in all relevant jurisdictions.

Delayed Delivery Contracts

If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange or in another trading medium. Any underwriters or other agents that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter or dealer may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters and dealers to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters or dealers may, if they commence these transactions, discontinue them at any time.

Derivative Transactions and Hedging

The underwriters, dealers or other agents may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters, dealers or agents may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters or agents. The underwriters, dealers or agents may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters, dealers or agents may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act.

Exchange Requirements

If the class of securities, or derivative securities based on those securities, that is being sold are listed on an exchange, the company may be required to make an application to the exchange for listing of additional securities, and the issuance may be subject to limitations set forth in the listing rules.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The material United States Federal income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities. Information about certain tax issues related to owning our securities is set forth in our Annual Report on Form 20-F for the fiscal year ended September 30, 2024, as amended by Amendment No. 1 thereto filed April 11, 2025, and incorporated by reference herein, which will be amended by subsequently filed Annual Reports on Form 20-F and any prospectus supplement that discusses such matters.

TRANSFER AGENT

The transfer agent for our ordinary shares is Continental Stock Transfer and Trust Company, 1 State Street, 30th Floor, New York, NY 10004, United States of America Tel: (212) 509-4000.

Our registered office in the British Virgin Islands is at the offices of Maples Corporate Services (BVI) Limited, PO Box 173, Kingston Chambers, Road Town, Tortola, British Virgin Islands.

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby, including the validity of the securities, and British Virgin Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain information related to compliance by the Company with the laws of Peoples’ Republic of China have been passed upon by King & Wood Mallesons, Beijing, the Peoples’ Republic of China.

EXPERTS

The consolidated financial statements of the Company, appearing in its Form 20-F Annual Report filed with the SEC on February 10, 2025, as amended by Amendment No. 1 thereto filed on April 11, 2025, for the fiscal years ended September 30, 2022, 2023 and 2024, have been audited by Enrome LLP, Singapore, an independent registered public accounting firm, as stated in its report (the report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) appearing therein. The audited consolidated financial statements are incorporated hereby by reference in reliance upon the report of such firms given upon its authority as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the British Virgin Islands as an exempted company with limited liability. We are incorporated in the British Virgin Islands because of certain benefits associated with being a British Virgin Islands exempted company, such as:

●        political and economic stability;

●        an effective judicial system;

●        a favorable tax system;

●        the absence of exchange control or currency restrictions; and

●        the availability of professional and support services.

However, certain disadvantages accompany incorporation in the British Virgin Islands. These disadvantages include, but are not limited to:

●        the British Virgin Islands has an undeveloped body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and

●        British Virgin Islands companies may not have standing to initiate a shareholder derivative action in the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

All of our operations are conducted in China, and substantially all of our assets are located in China. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and most of their assets are located outside the United States. These persons include: Mr. Gengchen Han, Mr. Shaojiang Chen, Mr. Min Lin, Mr. Weibin Yan and Mr. Chi Kin Cheng. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these non-US individuals, or to bring an action against us or these individuals in the United States, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

It may also be difficult for a shareholder to enforce in United States courts judgments obtained in United States courts based on the civil liability provisions of the United States federal securities laws against us and our officers and directors, some of whom are not residents of the United States and whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the British Virgin Islands would recognize or enforce judgments of United States courts against us or those persons predicated upon the civil liability provisions of the securities laws of the United States or any state. There is no statutory recognition in the British Virgin Islands of judgments obtained in the United States, although the courts of the British Virgin Islands will generally recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. It is uncertain whether British Virgin Islands courts would be competent to hear original actions brought in the British Virgin Islands against us or those persons predicated upon the securities laws of the United States or any state.

The BC Act provides that any shareholder of a company is entitled to payment of the fair value of its ordinary shares upon dissenting from any of the following:

(a) a merger (except in certain limited circumstances);

(b) a consolidation;

(c) any sale, transfer, lease, exchange or other disposition of more than 50 per cent in value of the assets or business of the company if not made in the usual or regular course of the business carried on by the company but not including:

(i) a disposition pursuant to an order of the court having jurisdiction in the matter,

(ii) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the members in accordance with their respective interest within one year after the date of disposition, or

(iii) a transfer pursuant to the power of the directors to transfer assets for the protection thereof;

 (d) a redemption of 10 per cent, or fewer of the issued shares of the company required by the holders of 90 per cent, or more of the shares of the company pursuant to the terms of the Act; and

 (e) an arrangement, if permitted by the court.

 Generally any other claims against a company by its members must be based on the general laws of contract or tort applicable in the British Virgin Islands or their individual rights as members as established by the company's memorandum and articles of association.

The rights of our shareholders and the fiduciary responsibilities of our directors under British Virgin Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the British Virgin Islands has no securities laws as compared to the United States, and it is possible that there is less protection to investors in many instances. In addition, shareholders of British Virgin Islands companies may not have standing to initiate a shareholder derivative action before the federal courts of the United States.

Because we are a company founded in one jurisdiction, operating in another jurisdiction with shareholders from several jurisdictions and securities trading in the United States. our shareholders may have more difficulties in protecting their interests through actions against our management, directors or major shareholders than would shareholders of a corporation incorporated and operating in a jurisdiction in the United States.

We have been advised that no foreign judgment has any direct operation in the BVI, but it may be enforced by action at common law or in the case of judgments from certain jurisdictions by registration under the Foreign Judgments Reciprocal Enforcement Ordinance or the Reciprocal Enforcement of Judgments Act in the BVI. It should be noted that not every foreign judgment is capable of enforcement. Some may lend themselves only to recognition by the BVI courts. The Reciprocal Enforcement of Judgments Act (As Revised) and the Foreign Judgments (Reciprocal Enforcement) Ordinance (As Revised) does not extend to Israel or the United States of America and thus enforcement by common law is applicable. Under common law, any final and conclusive money judgment for a definite sum obtained against the debtor in the courts of a foreign jurisdiction is treated by the BVI courts as a cause of action for debt itself so that no retrial of the issues is necessary provided that in respect of the foreign judgment:

 (i)  the U.S. court issuing the judgment had jurisdiction in the matter and the company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process; recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

 (ii)   the judgment given by the U.S. court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company;

(iii)   in obtaining judgment there was no fraud on the part of the person in whose favor judgment was given or on the part of the U.S. court;

(iv)   recognition or enforcement of the judgment in the BVI would not be contrary to public policy; and

(v)    the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

Under BVI law a judgment or order for payment of a sum of money other than an order for payment of money into a court may be enforced by (a) a charging order; (b) a garnishee order; (c) a judgment summons; (d) an order for seizure of sale of goods; and (e) the appointment of a receiver.

A party to a judicial proceeding in a foreign court outside the BVI who has in its favor a non-money judgment, such as a declaratory judgment or an injunction, may, in certain circumstances, be able to enforce that judgment in the courts of the BVI. This would involve that party bringing fresh proceedings in the BVI in which the equitable doctrine of estoppel could be relied upon to obtain summary judgment from the BVI court on the basis that it would be an abuse of process for the claim to be re-litigated. In order to avail itself of the equitable doctrine of estoppel, certain requirements must be met including: (a) the non-money foreign judgment must be based on a cause of action recognized under the law of the BVI; (b) the foreign judicial proceeding must have identical parties and identical issues; (c) the foreign judgment must be rendered by a court with judicial authority; (d) the judgment must be final and conclusive; and (e) the judgment debtor must either have been present in the foreign country at the time the foreign proceedings were commenced, or have submitted to the jurisdiction of the foreign court by voluntarily appearing in the foreign proceedings, or prior to the commencement of those proceedings, agreed to submit to the jurisdiction of the foreign court in respect of the subject matter of the proceedings.

 We have appointed Mr. Theodore Han, 826 238th PL SE, Unit F, Bothell WA 98021 as our agent to receive service of process with respect to any action brought against us in the United States under the federal securities laws of the United States.

Part II

Information Not Required in the Prospectus

Item 8. Indemnification of Directors and Officers

British Virgin Islands law does not limit the extent to which a company's memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Our Memorandum and Articles of Association provide for the indemnification of our directors against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(i)  is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of the Company; or

(ii)  is or was, at the request of the Company, serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

We may purchase and maintain insurance in relation to any person who is or was a director, or who at the request of the company is or was serving as a director of, or in any other capacity is or was acting for another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers or persons controlling us under the foregoing provisions, we have been advised that, in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

Item 9. Exhibits

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit Number	Exhibit Title
1.1	Form of Underwriting Agreement*
3.1	Memorandum and Articles of Association, as of July 10, 2006 (Incorporated by reference to Exhibit 1.1 of our Annual Report 20-F (file no. 000-51576) filed with the Securities and Exchange Commission on July 14, 2006 ***
4.1	Form of Warrant Agreement*
4.2	Form of Warrant Certificate*
4.3	Exclusive Master Service Agreement – Hainan Aoyu – Dated September 19, 2025 ***
4.4	Business Cooperation Agreement – Hainan Aoyu – Dated September 19, 2025 ***
4.5	Entrustment Agreement and Power of Attorney – Hainan Aoyu – Dated September 19, 2025 ***
4.6	Exclusive Stock Option Agreement – Hainan Aoyu – Dated September 19, 2025***
4.7	Form of Individual Equity Pledge Agreement – Hainan Aoyu – Dated September 19, 2025 ***
4.8	Hainain Aoyu VIE Spouse Consent – Dated September 19, 2025 ***
5.1	Opinion of Maples and Calder (Hong Kong) LLP ***
23.1	Consent of Enrome LLP, Independent Registered Public Accounting Firm **
23.2	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1) ***
23.3	Consent of King & Wood Mallesons ***
24.1	Power of Attorney (Set forth on Signature Page of Registration Statement) ***
107	Filing Fee Table ***

*	To be filed by amendment or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and incorporated herein by reference, as applicable.
**	Filed herewith.
***	Previously filed.

Item 10. Undertakings

Rule 415 Offerings

(a)       The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)        To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)       To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933, as amended, need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 , as amended, or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Form F-3;

(5)       That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)       Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)       Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)       That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)       Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)       The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)       Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Request for Acceleration of Effective Date or Filing of Registration Statement Becoming Effective Upon Filing

(h)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Determining Liability

(i)       That, for purposes of determining any liability under the Securities Act, (i) the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective and (ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beijing, Peoples’ Republic of China, on December 5, 2025.

ORIGIN AGRITECH LIMITED

By:	/S/ Weibin Yan
Dr. Weibin Yan
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Weibin Yan	Chief Executive Officer	December 5, 2025
and Director (Principal Executive Officer)

/s/ Chi Kin Cheng	Chief Financial Officer	December 5, 2025
Chi Kin Cheng	(Principal Accounting Officer)

*	Chairman of the Board and Director	December 5, 2025
Dr. Gengchen Han

*	Director	December 5, 2025
Dr. Changqing Mao

*	Director	December 5, 2025
Dr. Shaojiang Chen

*	Director	December 5, 2025
Siu Laam Hau

*	Agent for Service of Process in the United States	December 5, 2025
Theodor Han

* By Power of Attorney

/S/ Chi Kin Cheng
Chi Kin Cheng

December 5, 2025